This preliminary pricing supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. We may not sell these securities until we deliver a final pricing supplement. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where such an offer or sale would not be permitted.
Filed pursuant to Rule 424(b)(2)
Registration No. 333-136666
Subject to Completion, dated June 27, 2007
PRICING SUPPLEMENT
(To Prospectus dated August 16, 2006 and
Prospectus Supplement dated August 16, 2006)
The Bear Stearns Companies Inc.
Medium-Term Notes, Linked to an Equity Index Portfolio
Due January [●], 2011
•
The Notes are linked to the performance of a portfolio comprised of the following four equity indices with the following respective weightings within the portfolio: (1) 30.00% the S&P 500® Index; (2) 30.00% the DJ Euro STOXX 50® Index; (3) 30.00% the Nikkei 225SM Index; (4) 10.00% the FTSE/Xinhua China 25 Index (each such index a “Component” and together the “Portfolio”). When we refer to Notes in this pricing supplement, we mean Notes with a principal amount of $1,000.

•
On the Maturity Date, you will receive the Cash Settlement Value, an amount in cash which is based on the appreciation, if any, in the Portfolio over the term of the Notes as measured by the Portfolio Return. The “Portfolio Return” is calculated as the weighted average of the four Component Performances, where the “Component Performance” with respect to a Component measures the average level of such Component as of each of four Observation Dates relative to its Initial Component Level on the Pricing Date.

•	The Cash Settlement Value will be calculated as follows:
(i) If, at maturity, the Portfolio Return is greater than or equal to zero, then the Cash Settlement Value for each Note will be equal to the $1,000 principal amount of the Note plus the product of: (i) the $1,000 principal amount multiplied by (ii) the Portfolio Return multiplied by (iii) the Upside Participation Rate.
(ii) If, at maturity, the Portfolio Return is less than zero but greater than or equal to [-20]%, then the Cash Settlement Value for each Note will be equal to the $1,000 principal amount of the Note.
(iii) If, at maturity, the Portfolio Return is less than [-20]%, then the Cash Settlement Value for each Note will be equal to the $1,000 principal amount minus 1% of the $1,000 principal amount for each percentage point that the Portfolio Return is less than [-20]%. For example, if the Portfolio Return is -40%, you will suffer a [20]% loss and, therefore, receive [80]% of the principal amount.
•	The Upside Participation Rate is [190.00]%.
•	We will not pay interest during the term of the Notes.
•	The CUSIP number for the Notes is 073928W66.
•      The Notes will not be listed on any securities exchange or quotation system.
INVESTMENT IN THE NOTES INVOLVES CERTAIN RISKS INCLUDING THE RISK THAT YOU MAY LOSE UP TO [80]% OF YOUR INVESTMENT IN THE NOTES. THERE MAY NOT BE AN ACTIVE SECONDARY MARKET IN THE NOTES, AND IF THERE WERE TO BE AN ACTIVE SECONDARY MARKET, IT MAY NOT BE LIQUID, AND THEREFORE THE NOTES THEMSELVES ARE NOT, AND WOULD NOT BE, LIQUID. YOU SHOULD REFER TO “RISK FACTORS” BEGINNING ON PAGE PS-12.
Each Component is a service mark or trademark of the sponsor of that Component and has been, or will be, licensed for use by The Bear Stearns Companies Inc. The Notes, which are linked to the performance of the Components, are not sponsored, endorsed, sold or promoted by the sponsor of any Component; and the sponsors of such Components make no representations regarding the advisability of investing in the Notes.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement, or the accompanying prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Note	Total
Initial public offering price	[●]%‡	$[●]
Agent’s commission	[●]%	$[●]
Proceeds, before expenses, to us	[●]%	$[●]
‡[Any additional reissuance will be offered at a price to be determined at the time of pricing of each offering of Notes, which price will be a function of the prevailing market conditions and the levels of the Components at the time of the relevant sale.]
We may grant Bear, Stearns & Co. Inc. a 30-day option from and including the date of this pricing supplement to purchase from us up to an additional $[●] of Notes at the public offering price to cover any over-allotments.
We expect that the Notes will be ready for delivery in book-entry form only through the book-entry facilities of The Depository Trust Company in New York, New York, on or about July [●], 2007, against payment in immediately available funds. The distribution of the Notes will conform to the requirements set forth in Rule 2720 of the National Association of Securities Dealers, Inc. Conduct Rules.
_______________
Bear, Stearns & Co. Inc.
July [●], 2007

SUMMARY

This summary highlights selected information from the accompanying prospectus and prospectus supplement and this pricing supplement to help you understand the Notes linked to the Portfolio. You should carefully read this entire pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the Notes, as well as certain tax and other considerations that are important to you in making a decision about whether to invest in the Notes. You should carefully review the section “Risk Factors” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement which highlight a number of significant risks, to determine whether an investment in the Notes is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus. If information in this pricing supplement is inconsistent with the prospectus or prospectus supplement, this pricing supplement will supersede those documents. In this pricing supplement, the terms “Company,” “we,” “us” and “our” refer only to The Bear Stearns Companies Inc. excluding its consolidated subsidiaries. When we refer to “Note” or “Notes” in this pricing supplement, we mean Notes each with a principal amount of $1,000.

The Bear Stearns Companies Inc. Medium-Term Notes, Series B due January [●], 2011 (the “Notes”), are Notes whose return is tied or “linked” to the performance of a portfolio comprised of the following four equity indices with the following respective weightings within the portfolio: (1) 30.00% the S&P 500® Index (the “SPX”); (2) 30.00% the DJ Euro STOXX 50 Index® (the “SX5E”); (3) 30.00% the Nikkei 225SM Index (the “NKY”); and (4) 10.00% the FTSE/Xinhua China 25 Index (the “XIN0I”). When we refer to Note or Notes in this pricing supplement, we mean $1,000 principal amount of Notes, either singularly, or collectively. On the Maturity Date, you will receive the Cash Settlement Value, an amount in cash which is based on the appreciation, if any, in the Portfolio over the term of the Notes as measured by the Portfolio Return. The “Portfolio Return” is calculated as the weighted average of the four Component Performances, where the “Component Performance” with respect to a Component measures the average level of such Component as of each of four Observation Dates relative to its Initial Component Level on the Pricing Date. If the Portfolio Return is less than zero but greater than or equal to [-20]% at maturity, then you will receive the principal amount at maturity. If, at maturity, the Portfolio Return is greater than zero, then the Cash Settlement Value for each Note will be equal to the principal amount of the Note plus the product of: (i) the principal amount multiplied by (ii) the Portfolio Return multiplied by (iii) the Upside Participation Rate. If, at maturity, the Portfolio Return is less than zero but greater than or equal to [-20]%, then the Cash Settlement Value for each Note will be equal to the principal amount of the Note. If, at maturity, the Portfolio Return is less than [-20]%, then the Cash Settlement Value for each Note will be equal to the principal amount minus 1% of the principal amount for each percentage point that the Portfolio Return is less than [-20]%. For example, if the Portfolio Return is -40%, you will suffer a 20% loss and, therefore, receive 80% of the principal amount. We will not pay interest during the term of the Notes.

Selected Investment Considerations

•	Partial principal protection—If the Portfolio Return is less than zero but greater than or equal to [-20]% at maturity, then you will receive the principal amount at maturity.

•	No current income—We will not pay interest during the term of the Notes.

•
Growth potential—The Notes offer the possibility to participate in the potential appreciation in the Portfolio. The Cash Settlement Value is based upon whether the Portfolio Return is greater than zero at maturity. In addition, because of the Upside Participation Rate, you will receive a [1.90]% return for every 1.00% increase in the Portfolio Return over zero.

•	Medium-term investment—The Notes may be an attractive investment for investors who have a bullish view of the Portfolio during the term of the Notes.

•
Diversification—The Notes are linked to the following four equity indices and their respective Weightings within the Portfolio: (1) the SPX; (2) the SX5E; (3) the NKY; and (4) the XIN0I. Therefore, the Notes may allow you to diversify an existing portfolio or investment.

Selected Risk Considerations

•
Possible loss of principal—Your investment in the Notes is not fully principal protected and you may lose up to [80]% of your initial investment. If you sell your Notes prior to maturity or the Portfolio Return is less than [-20]%, you may receive less than the amount you originally invested.

•
No interest, dividend or other payments—You will not receive any interest, dividend payments or other distributions on the stocks underlying the Components, nor will such payments be included in the calculation of the Cash Settlement Value you will receive at maturity.

•
Not exchange-listed—The Notes will not be listed on any securities exchange or quotation system, and we do not expect a trading market to develop, which may affect the price that you receive for your Notes upon any sale prior to maturity.

•
Liquidity—If a trading market were to develop in the Notes, it may not be liquid. Our subsidiary, Bear Stearns has advised us that they intend under ordinary market conditions to indicate prices for the Notes upon request. However, we cannot guarantee that bids for outstanding Notes will be made; nor can we predict the price at which any such bids will be made. In any event, Notes will cease trading as of the close of business on the Maturity Date.

•	Yield—The yield on the Notes may be less than the overall return you would earn if you purchased a conventional debt security at the same time and with the same maturity.

•
Return related to movements in the Portfolio—If the Portfolio Return is less than zero but greater than or equal to [-20]%, your return will be limited to the principal amount of your Notes. In addition, investors will lose 1% of their principal amount for every percentage point that the Portfolio Return is less than [-20]%.

Key Terms

Issuer:	The Bear Stearns Companies Inc.

Components:
The following are the four equity indices with the following respective Weightings within the portfolio: (1) 30.00% the S&P 500® Index (the “SPX”); (2) 30.00% the DJ Euro STOXX 50® Index (the “SX5E”); (3) 30.00% the Nikkei 225SM Index (the “NKY”) and; (4) 10.00% the the FTSE/Xinhua China 25 Index (“XIN0I”) (each such index a “Component” and together the “Portfolio”).

Sponsors:
Standard & Poor’s (“S&P”), a division of The McGraw-Hill Companies, as the sponsor of the S&P 500® Index; STOXX Limited, a partnership of Deutsche Börse AG, Dow Jones & Company and the SWX Group as the sponsor of the DJ Euro STOXX 50® Index; Nihon Keizai Shimbun, Inc. as the sponsor of the Nikkei 225SM Index; and FTSE/Xinhua Index Limited, a joint venture of FTSE International Limited and Xinhua Financial Network Limited, each as the sponsor of the FTSE/Xinhua China 25 Index.

Principal Amount:
Each Note will be issued in minimum denominations of $1,000 and $1,000 multiples thereafter; provided, however, that the minimum purchase for any purchaser domiciled in a Member State of the European Economic Area shall be $100,000. The aggregate principal amount of the Notes being offered is $[2,000,000]. When we refer to Note or Notes in this pricing supplement, we mean Notes with a principal amount of $1,000.

Further Issuances:
Under certain limited circumstances, and at our sole discretion, we may offer further issuances of the Notes. These further issuances, if any, will be consolidated to form a single series with the Notes and will have the same CUSIP number and will trade interchangeably with the Notes immediately upon settlement.

Cash Settlement Value:
If, at maturity, the Portfolio Return is greater than or equal to zero, the Cash Settlement Value for each Note will be equal to the $1,000 principal amount of the Note plus the product of: (i) the $1,000 principal amount multiplied by (ii) the Portfolio Return multiplied by (iii) the Upside Participation Rate.

If, at maturity, the Portfolio Return is less than zero but greater than or equal to [-20]%, then the Cash Settlement Value for each Note will be equal to the $1,000 principal amount of the Note.

If, at maturity, the Portfolio Return is less than [-20]%, then the Cash Settlement Value for each Note will be equal to the $1,000 principal amount minus 1% of the principal amount for each percentage point that the Portfolio Return is less than [-20]%. For example, if the Portfolio Return is -40%, you will suffer a 20% loss and, therefore, receive 80% of the principal amount.

Upside Participation Rate:	[190.00]%

Portfolio Return:	An amount, determined by the Calculation Agent, and equal to the sum of (i) the Component Performance for each Component multiplied by (ii) its respective Weighting within the Portfolio.

For purposes of determining the Portfolio Return:

“Component Performance” means, as of the Final Observation Date and with respect to a Component, the quotient, expressed as a percentage, of (i) the arithmetic average of the Observation Level for that Component as of each Observation Date minus the Initial Component Level of that Component divided by (ii) the Initial Component Level of that Component.

“Final Observation Date” means January [●], 2011.

“Observation Level” means, as of any Observation Date and with respect to each Component, the closing index level as reported by the relevant Sponsor and displayed on Bloomberg Page SPX <Index> <Go> with respect to the SPX; Bloomberg Page SX5E <Index> <Go> with respect to the SX5E; Bloomberg Page NKY<Index> <Go> with respect to the NKY; and Bloomberg Page XIN0I <Index> <Go> with respect to the XIN0I.

“Observation Date” means January [●], 2008, January [●], 2009, January [●], 2010, and January [●], 2011; provided that, with respect to a Component, (i) if such date is not a Component Business Day (as defined herein) for that Component, then the applicable Observation Date for that Component will be the next succeeding day that is a Component Business Day for that Component and (ii) if a Market Disruption Event (as defined herein) exists for that Component on the Observation Date, the Observation Date for that Component will be the next Component Business Day for that Component on which a Market Disruption Event does not exist for that Component. If the Observation Date for any Component is postponed for three consecutive Component Business Days due to the existence of a Market Disruption Event, then, notwithstanding the existence of a Market Disruption Event on that third Component Business Day, that third Component Business Day will be the Observation Date for that Component. For the avoidance of doubt, if no Market Disruption Event exists with respect to a Component on the Observation Date, the determination of that Component’s Observation Level will be made on the Observation Date, irrespective of the existence of a Market Disruption Event with respect to one or more of the other Components.

“Initial Component Level” means:

•	[●] with respect to the SPX;
•	[●] with respect to the SX5E;
•	[●] with respect to the NKY; and
•	[●] with respect to the XIN0I; each representing the closing level of the respective Component on July [●], 2007.

“Weighting” means:

•	30.00% with respect to the SPX;
•	30.00% with respect to the SX5E;
•	30.00% with respect to the NKY; and
•	10.00% with respect to the XIN0I.

Interest:	The Notes will not bear interest.

Component Level:	For each Component, the closing level of such Component, as determined by the relevant Sponsor, on each Component Business Day.

Maturity Date:
The Notes are expected to mature on January [●], 2011 unless such date is not a Business Day, in which case the Maturity Date shall be the next Business Day. If the Final Observation Date is postponed, the Maturity Date will be [three] Business Days following the Final Observation Date, as postponed for the last Component for which an Observation Level is determined.

Exchange listing:	The Notes will not be listed on any securities exchange or quotation system.

Component Business Day:	Means, with respect to each Component, any day on which the Relevant Exchange and each Related Exchange are scheduled to be open for trading.

Business Day:	Any day other than a Saturday or Sunday, on which banking institutions in the cities of New York, New York and London, England are not authorized or obligated by law or executive order to be closed.

Calculation Agent:	Bear, Stearns & Co. Inc.

Relevant Exchanges:	The “Summary of the Components” below details the Relevant Exchanges for each Component, which represent the primary exchanges or markets of trading of any security then included in a Component.

Related Exchange:
With respect to any Component, means each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to a Component.

Summary of the Components

Component	Relevant Exchanges
SPX	New York Stock Exchange, NASDAQ and their successors
SX5E	Major stock exchanges, respectively located in one of 17 European countries, including London Stock Exchange (the “LSE”), Frankfurt Stock Exchange and their successors
NKY	Tokyo Stock Exchange and its successor (the “TSE”)
XIN0I	The Stock Exchange of Hong Kong and its successor

Offers and sales of the Notes are subject to restrictions in certain jurisdictions. The distribution of this pricing supplement and the accompanying prospectus supplement and prospectus and the offer or sale of the Notes in certain other jurisdictions may be restricted by law. Persons who come into possession of this pricing supplement, and the accompanying prospectus supplement and prospectus or any Notes must inform themselves about and observe any applicable restrictions on the distribution of this pricing supplement, the accompanying prospectus supplement and prospectus and the offer and sale of the Notes. Notwithstanding the minimum denomination of $1,000, the minimum purchase for any purchaser domiciled in a Member State of the European Economic Area shall be $100,000.

Questions and Answers

What are the Notes?

The Notes are a series of our senior debt securities, the value of which is linked to the performance of the Portfolio over the term of the Notes as measured by the Portfolio Return. The Notes will not bear interest and no other payments will be made prior to maturity. See the section “Risk Factors.”

The Notes are expected to mature on January [●], 2011. The Notes do not provide for earlier redemption. When we refer to Notes in this pricing supplement, we mean Notes with a principal amount of $1,000. You should refer to the section “Description of Notes,” for a detailed description of the Notes prior to making an investment in the Notes.

Are the Notes equity or debt securities?

The Notes are our unsecured debt securities. However, the Notes differ from traditional debt securities in that the Notes are not fully principal protected and offer the opportunity to positively participate in the appreciation, if any, of the Portfolio. In addition, because of the Upside Participation Rate you will receive a [1.90]% return for every 1.0% increase in the Portfolio Return over zero. If, at maturity, the Portfolio Return is less than [-20]%, you will receive less, and possibly up to [80]% less, than your initial investment in the Notes. In that case, we will pay you an amount equal to the principal amount of your Notes, minus 1% of the principal amount for each percentage point that the Portfolio Return is below [-20]%. In no event will we pay you less than [20]% of the principal amount of your Notes.

Are there any risks associated with my investment?

Yes. The Notes are subject to a number of risks, including the risk that you may lose up to [80]% of your original investment in the Notes. You should refer to the section “Risk Factors” in this pricing supplement and the section “Risk Factors” in the accompanying prospectus supplement.

What will I receive at maturity of the Notes?

On the Maturity Date, you will receive the Cash Settlement Value, an amount in cash that depends upon the performance of the Portfolio over the term of the Notes as measured by the Portfolio Return.

If, at maturity, the Portfolio Return is greater than zero, then the Cash Settlement Value for each Note will be equal to the $1,000 principal amount of the Note plus the product of: (i) the $1,000 principal amount multiplied by (ii) the Portfolio Return multiplied by (iii) the Upside Participation Rate.

If, at maturity, the Portfolio Return is between zero and [-20]%, inclusive, then the Cash Settlement Value for each Note will be equal to the $1,000 principal amount of the Note.

If, at maturity, the Portfolio Return is less than [-20]%, then the Cash Settlement Value for each Note will be equal to the $1,000 principal amount minus 1% of the $1,000 principal amount for each percentage point that the Portfolio Return is less than [-20]%. For example, if the Portfolio Return is -40%, you will suffer a 20% loss and, therefore, receive 80% of the principal amount.

For more specific information about the Cash Settlement Value and for illustrative examples, you should refer to “Description of the Notes.”

Are the Notes principal protected?

No. The Notes are not fully principal protected and [80]% of your principal investment in the Notes is at risk of loss. The Notes are linked to the performance of the Portfolio and will result in a loss if the Portfolio Return is less than [-20]%. In this case, the Cash Settlement Value you will receive will equal the principal amount of your Notes, minus 1% of the principal amount for each percentage point that the Portfolio Return is below [-20]%. In no event will we pay you less than [20]% of the principal amount of your Notes.

Will I receive interest on the Notes?

You will not receive any periodic interest payments on the Notes. The only interest you will receive, if any, will be reflected in the Cash Settlement Value upon the maturity of the Notes.

Will there be an additional offering of the Notes?

Under certain limited circumstances, and at our sole discretion, we may offer further issuances of the Notes. These further issuances, if any, will be consolidated to form a single series with the Notes and will have the same CUSIP number and will trade interchangeably with the Notes immediately upon settlement. Any additional issuance will increase the aggregate principal amount of the outstanding Notes of this series to include the aggregate principal amount of any Notes bearing the same CUSIP number that are issued pursuant to any 30-day option we grant to Bear, Stearns & Co. Inc. The price of any additional offerings will be determined at the time of pricing of each offering, which will be a function of the prevailing market conditions and levels of the Components at the time of the relevant sale.

What is the Portfolio?

The Portfolio is comprised of the following four equity indices with the following respective Weightings within the portfolio: (1) 30.00% the SPX; (2) 30.00% the SX5E; (3) 30.00% the NKY; and (4) 10.00% the XIN0I (each such index a “Component” and together the “Portfolio”). The Weighting of each Component is fixed at the weight mentioned above, and will not change during the term of the Notes unless one or more of the Components is modified during the term of the Notes. For more specific information about the Portfolio, please see the section “Description of the Portfolio.” Unless otherwise stated, all information regarding the Components that is provided in this pricing supplement is derived from the Sponsors or other publicly available sources.

Who publishes information regarding the Components and where can I obtain further information?

S&P 500® Index. The SPX is a capitalization weighted stock index published by Standard and Poor’s (“S&P”) and is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the Index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of June 6, 2007, the common stocks of 424 companies or 84.8% of the market capitalization of the SPX, were traded on the New York Stock Exchange (“NYSE”) and the common stocks of 76 companies, or 15.2% of the market capitalization of the Index, were traded on The Nasdaq Stock Market (“Nasdaq”). As of that date, none of the common stocks included in the Index were traded on the American Stock Exchange. The SPX is quoted in U.S. dollars. You can obtain the level of the SPX from the Bloomberg Financial Service under the symbol SPX <Index> or from the S&P website at http://www.spglobal.com. Other information on the S&P website is not incorporated into this document.

Dow Jones EuroSTOXX 50® Index. The SX5E is a free-float weighted index of 50 European blue-chip companies and is calculated, published and disseminated by STOXX Limited, a partnership of Deutsche Börse AG, Dow Jones & Company, Euronext Paris SA and SWX Swiss Exchange. The SX5E is currently comprised of 50 stocks that respectively trade on major stock exchanges located in one of 17 European countries, including the London Stock Exchange, Frankfurt Stock Exchange and others. The SX5E is quoted in Euros. You can obtain the level of the SX5E from the Bloomberg Financial Service under the symbol SX5E <Index> or from the Dow Jones website at http://www.djindexes.com. Other information on the Dow Jones website is not incorporated into this document.

Nikkei 225TM Stock Index. The NKY is a modified, price-weighted stock index calculated, published and disseminated by Nihon Keizai Shimbun, Inc. that measures the composite price performance of selected Japanese stocks. The NKY is currently comprised of 225 stocks that trade on the Tokyo Stock Exchange and represents a broad cross-section of Japanese industry. All 225 of the stocks underlying the NKY are stocks listed in the First Section of the Tokyo Stock Exchange. The NKY is quoted in Japanese yen. You can obtain the level of the NKY from the Bloomberg Financial Service under the symbol NKY <Index> or from the Tokyo Stock Exchange website at http://www.tse.or.jp/english/index.shtml. Other information on the Tokyo Stock Exchange website is not incorporated into this document.

FTSE/Xinhua China 25 Index. The XIN0I is a stock index calculated and published by FTSE/Xinhua Index Limited, and is designed to represent the performance of the mainland Chinese market that is available to international investors. The XIN0I consists of 25 of the largest and most liquid Chinese companies. The index is free float-adjusted and modified market cap-weighted, with individual component weightings capped on a declining basis and the top position capped at 10 percent. The index’s base value was set at 5000 on March 16, 2001. The XIN0I is quoted in Hong Kong dollars. You can obtain the level of the XIN0I from the Bloomberg service under the symbol XIN0I <Index> or from the FTSE Xinhua Index website at http://www.ftse.com/xinhua/english/index.jsp. Other information on the FTSE Xinhua Index website is not incorporated into this document.

How has the Portfolio performed historically?

We have provided tables depicting the month-end closing levels for each of the Components for each month beginning with January 1998 (and in the case of XIN01, beginning with March 2001). You can find these tables in the section “Description of the Portfolio—Historical Data on the Components.” We have provided this historical information to help you evaluate the behavior of the Portfolio in various economic environments; however, the time period depicted is relatively limited and past performance is not indicative of the manner in which the Portfolio will perform in the future. You should refer to the section “Risk Factors—The historical performance of the Components is not an indication of the future performance of the Components.”

Will the Notes be listed on a securities exchange?

The Notes will not be listed on any securities exchange or quotation system, and we do not expect a trading market to develop, which may affect the price that you receive for your Notes upon any sale prior to maturity. Bear Stearns has advised us that they intend under ordinary market conditions to indicate prices for the Notes on request. However, we cannot guarantee that bids for outstanding Notes will be made; nor can we predict the price at which any such bids will be made. In any event, the Notes will cease trading as of the close of business on the Maturity Date. You should refer to the section “Risk Factors.”

What is the role of Bear, Stearns & Co. Inc.?

Bear, Stearns & Co. Inc. (“Bear Stearns”) will be our agent for the offering and sale of the Notes. After the initial offering, Bear Stearns intends, under ordinary market conditions, to buy and sell the Notes to create a secondary market for holders of the Notes, and may stabilize or maintain the market price of the Notes during the initial distribution of the Notes. However, Bear Stearns will not be obligated to engage in any of these market activities or to continue them if they are begun.

Bear Stearns also will be our Calculation Agent for purposes of calculating the Cash Settlement Value. Under certain circumstances, these duties could result in a conflict of interest between Bear Stearns’ status as our subsidiary and its responsibilities as Calculation Agent. Bear Stearns is obligated to carry out its duties and functions as Calculation Agent in good faith, and using its reasonable judgment. Manifest error by the Calculation Agent, or any failure by it to act in good faith, in making a determination adversely affecting the payment of the Cash Settlement Value or interest on principal to the Holders of the Notes would entitle the Holders, or the Trustee acting on behalf of the Holders, to exercise rights and remedies available under the Indenture. If the Calculation Agent uses its discretion to make a determination, the Calculation Agent will notify the Company and the Trustee, who will provide notice to the Holders. You should refer to “Risk Factors - The Calculation Agent is one of our affiliates, which could result in a conflict of interest.”

Can you tell me more about The Bear Stearns Companies Inc.?

We are a holding company that, through our broker-dealer and international bank subsidiaries, principally Bear Stearns, Bear, Stearns Securities Corp., Bear, Stearns International Limited (“BSIL”) and Bear Stearns Bank plc, is a leading investment banking, securities and derivatives trading, clearance and brokerage firm serving corporations, governments, institutional and individual investors worldwide. For more information about us, please refer to the section “The Bear Stearns Companies Inc.” in the accompanying prospectus. You should also read the other documents we have filed with the Securities and Exchange Commission, which you can find by referring to the section “Where You Can Find More Information” in the accompanying prospectus.

Who should consider purchasing the Notes?

Because the Notes are tied to the performance of the Components, they may be appropriate for investors with specific investment horizons who seek to participate in the potential appreciation of the Components. In particular, the Notes may be an attractive investment for investors who:

•	believe that the level of the Portfolio will increase over the term of the Notes;

•	want potential upside exposure to the securities underlying the Components;

•	are willing to risk the possible loss of up to [80.00%] of their investment in exchange for the opportunity to participate in a positive Portfolio Return, if any;

•	are willing to forgo interest payments or dividend payments on the stocks underlying the Components; and

•	wish to gain leveraged exposure to the appreciation, if any, of the Portfolio.

The Notes may not be a suitable investment for you if you:

•	seek full principal protection under all market conditions;

•	seek current income or dividend payments from your investment;

•	seek an investment with an active secondary market;

•	are unable or unwilling to hold the Notes until maturity; or

•	do not have a bullish view of the Portfolio over the term of the Notes.

What are the U.S. federal income tax consequences of investing in the Notes?

We intend to treat the Notes as contingent payment debt instruments for federal income tax purposes. Therefore, a U.S. Holder of a Note will be required to include OID in gross income over the term of the Note even though no cash payments will be made with respect to the Notes until maturity. The amount of OID includible in each year is based on the “comparable yield.” In addition, we will compute a “projected payment schedule” that reflects a single payment at maturity that produces the comparable yield. The comparable yield and the projected payment schedule are neither predictions nor guarantees of the actual yield on the Notes or the actual payment at maturity. If the amount we actually pay at maturity is, in fact, less than the amount reflected on the projected payment schedule, then a U.S. Holder would have recognized taxable income in periods prior to maturity that exceeds the U.S. Holder’s economic income from holding the Note during such periods (with an offsetting ordinary loss). If a U.S. Holder disposes of the Note prior to maturity, the U.S. Holder will be required to treat any gain recognized upon the disposition of the Note as ordinary income (rather than capital gain). You should review the discussion under the section entitled “Certain U.S. Federal Income Tax Considerations” in this pricing supplement. You should review the discussion under the section “Certain U.S. Federal Income Tax Considerations.”

Does ERISA impose any limitations on purchases of the Notes?

An employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), a plan that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), including individual retirement accounts, individual retirement annuities or Keogh plans, a governmental or other plan subject to any law similar to Section 406 of ERISA or Section 4975 of the Code or any entity the assets of which are deemed to be “plan assets” for purposes of ERISA, Section 4975 of the Code or otherwise, will be permitted to purchase, hold and dispose of the Notes, subject to certain conditions. Such investors should carefully review the discussion under “Certain ERISA Considerations” herein.

Are there any risks associated with my investment?

Yes. The Notes are subject to a number of risks. You should refer to “Risk Factors” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

RISK FACTORS

Your investment in the Notes involves a degree of risk similar to investing in the Components underlying the Portfolio. Your investment in the Notes will be subject to risks not associated with conventional fixed-rate or floating-rate debt securities. Prospective purchasers should recognize the possibility of a loss with respect to their investment in the Notes. Prospective purchasers of the Notes should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with their advisers, of the suitability of the Notes in light of their particular financial circumstances, the following risk factors and the other information set forth in this pricing supplement and the accompanying prospectus supplement and prospectus. These risks include the possibility that the Components will fluctuate. We have no control over a number of matters, including economic, financial, regulatory, geographic, judicial and political events, that are important in determining the existence, magnitude, and longevity of these risks and their influence on the value of, or the payment made on, the Notes.

The Notes are not fully principal protected. At maturity, the Notes may pay less than the principal amount.

The Notes are not fully principal protected and [80]% of your principal investment in the Notes is at risk of loss. If the Portfolio Return is less than [-20]%, you will receive less, and possibly up to [80]% less, than the original public offering price of $1,000 per Note. In this case, you will lose 1% of the principal amount for each percentage point that the Portfolio Return is below [-20]%. In no event will we pay you less than [20]% of the principal amount of your Notes. Accordingly, you may lose up to [80]% of your initial investment in the Notes. If you sell your Notes prior to maturity, you may receive less than the amount you originally invested.

The positive performance of a Component on one or more Observation Dates may be offset by the negative performance of that same Component on other Observation Dates.

The Component Performance of each Component is based on the arithmetic average of the Observation Levels for that Component on each of four Observation Dates. Even if a Component exhibits a positive performance on one or more of the Observation Dates, the negative performance of that same Component on one or more of the other Observation Dates may offset the positive performance of that Component, or cause the Component Performance of that Component to be negative, and, therefore, adversely affect the Portfolio Return.

Owning the Notes is not the same as having rights in the securities underlying the Components.

Even if the Components increase above their respective Initial Component Levels during the term of the Notes, the trading value of the Notes may not increase by the same amount. It is also possible for the Portfolio Return to increase while the trading value of the Notes declines.

You will not receive any interest payments on the Notes. Your yield may be lower than the yield on a conventional debt security of comparable maturity.

You will not receive any periodic payments of interest or any other periodic payments on the Notes. On the Maturity Date, you will receive a payment per Note equal to the Cash Settlement Value. Thus, the overall return you earn on your Notes may be less than that you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate and is fully principal protected. For more specific information about the Cash Settlement Value and for illustrative examples, you should refer to the section “Description of the Notes.”

Your yield will not reflect dividends on the underlying stocks that comprise the Components.

The Portfolio does not reflect the payment of dividends or other distributions in respect of the securities underlying the Components. Therefore, the yield you will receive by holding the Notes to maturity will not be the same as if you had purchased the Components and held them for a similar period. You should refer to the section “Description of the Notes” for a detailed description of the Notes prior to making an investment in the Notes.

You must rely on your own evaluation of the merits of an investment linked to the Portfolio.

In the ordinary course of our business, we may from time to time express views on expected movements in any of the Components and in the stocks underlying any of the Components. These views may vary over differing time horizons and are subject to change without notice. Moreover, other professionals who deal in the equity markets may at any time have views that differ significantly from ours. In connection with your purchase of the Notes, you should investigate the Components and the stocks that underlie the Components and not rely on our views with respect to future movements in the Components and the stocks that underlie the Components. You should make such investigation as you deem appropriate as to the merits of an investment linked to an increase, if any, in the Portfolio.

Equity market risks may affect the trading value of the Notes and the amount you will receive at maturity.

We expect that the Component Levels will fluctuate in accordance with changes in the financial condition of the companies issuing the stocks comprising the Components, the value of the underlying stocks comprising the Components generally and other factors. The financial condition of the companies issuing the stocks comprising the Components may weaken or the general condition of the equity market may decline, either of which may cause a decrease in the Component Levels and thus a decrease in the value of the Notes. Stocks are susceptible to general equity market fluctuations and to volatile increases and decreases in value, as market confidence in and perceptions regarding the underlying stocks comprising the Components change. Investor perceptions regarding the companies issuing the stocks comprising the Components are based on various and unpredictable factors, including expectations regarding government, economic, monetary and fiscal policies, inflation and interest rates, economic expansion or contraction, and global or regional political, economic, and banking crises. The Component Levels may be expected to fluctuate until the Final Observation Date.

The historical performance of the Components is not an indication of the future performance of the Components.

The historical performance of the Components, which is included in this pricing supplement, should not be taken as an indication of the future performance of the Components. While the trading prices of the underlying stocks comprising the Components will determine the Component Levels, it is impossible to predict whether the Component Levels will fall or rise. Trading prices of the underlying stocks comprising the Components will be influenced by the complex and interrelated economic, financial, regulatory, geographic, judicial, political and other factors that can affect the capital markets generally and the equity trading markets on which the underlying stocks are traded, and by various circumstances that can influence the values of the underlying stocks in a specific market segment or the value of a particular underlying stock.

Tax Consequences.

For U.S. federal income tax purposes, we intend to treat the Notes as contingent payment debt instruments. As a result, U.S. Holders will be required to include OID in income during their ownership of the Notes even though no cash payments will be made with respect to the Notes until maturity. The amount of OID includible in each year is based on the “comparable yield.” In addition, we have computed a “projected payment schedule” that reflects a single payment at maturity that produces the comparable yield. The comparable yield and the projected payment schedule are neither predictions nor guarantees of the actual yield on the Notes or the actual payment at maturity. If the amount we actually pay at maturity is, in fact, less than the amount reflected on the projected payment schedule, then a U.S. Holder would have recognized taxable income in periods prior to maturity that exceeds the U.S. Holder’s economic income from holding the Note during such periods (with an offsetting ordinary loss). Additionally, U.S. Holders will generally be required to recognize ordinary income on the gain, if any, realized on a sale, upon maturity, or other disposition of the Notes. You should review the discussion under the section entitled “Certain U.S. Federal Income Tax Considerations” in this pricing supplement.

The Cash Settlement Value will not be adjusted for changes in currency exchange rates.

Although the securities underlying certain of the Components are traded in currencies other than the U.S. dollar and the Notes are denominated in U.S. dollars, the amount payable at maturity will not be adjusted for the currency exchange rates in effect on the Maturity Date. Any amount in addition to the principal amount of each Note payable to you on the Maturity Date is based solely upon the percentage increase in the Portfolio Return. Changes in exchange rates, however, may reflect changes in various international economies, which in turn may affect the levels of the Components and the trading value of the Notes.

The securities underlying certain Components trade at different times; however, if an active secondary market develops, the Notes may trade only during regular trading hours in the United States.

The hours of trading for the Notes may not conform to the hours during which the securities underlying certain of the Components are traded. To the extent that U.S. markets are closed while other markets remain open, significant price and rate movements may take place in the markets for the securities comprising certain of the Components that will not be reflected immediately in the price of the Notes.

As a result of the time difference among the cities where the securities underlying certain of the Components trade, and New York City (where the Notes may trade), there may be discrepancies between the Component Levels, and the trading prices of the Notes. In addition, there may be periods when the international securities markets are closed for trading (for example during holidays in an applicable country), causing the level of a particular Component to remain unchanged for multiple New York City trading days.

Your return may be affected by factors affecting international securities markets.

The securities underlying certain of the Components are issued by international companies. Investors should be aware that investments linked to the value of international equity securities might involve particular risks. The international securities markets may have less liquidity and could be more volatile than U.S. or other longer-established international securities markets. Direct or indirect government intervention to stabilize the international securities markets, as well as cross-shareholdings in international companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about international companies than about those U.S. companies that are subject to the reporting requirements of the SEC; and international companies are often subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. The other special risks associated with investments linked to the value of international equity securities may include, but are not necessarily limited to: the imposition of taxes; higher transaction and custody costs; settlement delays and risk of loss; difficulties in enforcing contracts; less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; governmental interference; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of certain of the Components and, as a result, the Cash Settlement Value may be adversely affected.

The prices and performance of securities underlying the Components also may be affected by political, economic, financial and social factors. In addition, recent or future changes in the government, economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could negatively affect the international securities markets. Moreover, the applicable international economies may differ favorably or unfavorably from that of the United States.

The Components may not move in tandem, and gains in one Component may be offset by declines in another Component.

Movements in the Components comprising the Portfolio may not move in tandem. At a time when the level of one or more of the Components increases, the level of one or more of the other Components may decline. Therefore, in calculating the Portfolio Return, increases in the level of one or more of the Components may be moderated, or wholly offset, by lesser increases or declines in the level of one or more of the other Components.

The price at which you will be able to sell your Notes prior to maturity will depend on a number of factors, and may be substantially less than the amount you had originally invested.

If you wish to liquidate your investment in the Notes prior to maturity, your only alternative would be to sell them. At that time, there may be an illiquid market for Notes or no market at all. Even if you were able to sell your Notes, there are many factors outside of our control that may affect their trading value. We believe that the value of your Notes will be affected by the level and volatility of the Portfolio, whether the closing levels of the Components are greater than or equal to their initial levels, changes in U.S. interest rates, the supply of and demand for the Notes and a number of other factors. Some of these factors are interrelated in complex ways; as a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price, if any, at which you will be able to sell your Notes prior to maturity may be substantially less than the amount you originally invested if, at such time, the Component Levels are less than, equal to or not sufficiently above their respective Initial Component Levels. The following paragraphs describe the manner in which we expect the trading value of the Notes will be affected in the event of a change in a specific factor, assuming all other conditions remain constant.

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Value of the Portfolio. We expect that the trading value of the Notes will depend substantially on the amount, if any, by which the Portfolio Return at any given time is greater than zero. If you decide to sell your Notes when the Portfolio Return is greater than zero, you may nonetheless receive substantially less than the amount that would be payable at maturity based on that Portfolio Return because of expectations that the Portfolio Return will continue to fluctuate until the Cash Settlement Value is determined.

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Volatility of the Portfolio. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the Portfolio increases or decreases, the trading value of the Notes may be adversely affected. This volatility may increase the risk that the Portfolio Return will decline, which could negatively affect the trading value of Notes. The effect of the volatility of the Portfolio on the trading value of the Notes may not necessarily decrease over time during the term of the Notes.

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Correlation among the Component Levels. Correlation is the extent to which the Component Levels increase or decrease to the same degree at the same time. To the extent that correlation among the Components changes, the volatility of the Components may change and the value of the Notes may be adversely affected.

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Interest rates. We expect that the trading value of the Notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the value of outstanding debt securities tends to decrease; conversely, if interest rates decrease, the value of outstanding debt securities tends to increase. Interest rates may also affect the economy and, in turn, the level of the Portfolio, which may affect the value of the Notes. Rising interest rates may lower the level of the Portfolio and, thus, the value of the Notes.

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Our credit ratings, financial condition and results of operations. Actual or anticipated changes in our current credit ratings, A1 by Moody’s Investor Service, Inc. and A+ by Standard & Poor’s Rating Services, as well as our financial condition or results of operations may significantly affect the trading value of the Notes. However, because the return on the Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the level of the Portfolio, an improvement in our credit ratings, financial condition or results of operations is not expected to have a positive effect on the trading value of the Notes.

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Time remaining to maturity. As the time remaining to maturity of the Notes decreases, the “time premium” associated with the Notes will decrease. A “time premium” results from expectations concerning the levels of the Components during the period prior to the maturity of the Notes. As the time remaining to the maturity of the Notes decreases, this time premium will likely decrease, potentially adversely affecting the trading value of the Notes. As the time remaining to maturity decreases, the trading value of the Notes and the supplemental return may be less sensitive to the volatility of the Components.

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Dividend yield. The value of the Notes may also be affected by the dividend yields on the stocks underlying the Components. In general, because the Components do not incorporate the value of dividend payments, higher dividend yields will likely reduce the value of the Notes and, conversely, lower dividend yields are expected to increase the value of the Notes.

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Volatility of currency exchange rates. The exchange rates between the U.S. dollar and the foreign currencies in which the securities underlying certain of the Components are denominated are foreign exchange spot rates that measure the relative values of two currencies: the particular currency in which the securities underlying a particular Component are denominated and the U.S. dollar. The spot rate is expressed as a rate that reflects the amount of the particular currency that can be purchased for one U.S. dollar. If the volatility of the exchange rate between the U.S. dollar and any of the foreign currencies in which the securities underlying certain of the Components are denominated changes, the trading value of the Notes may be adversely affected.

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Correlation between currency exchange rates and the Components. Correlation is the term used to describe the relationship between the percentage changes in the exchange rate between the U.S. dollar and each of the foreign currencies in which the securities underlying certain of the Components are denominated and the percentage changes between each Component. If the correlation between the relevant exchange rates and the particular Component changes, the trading value of the Notes may be adversely affected.

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Events involving the companies issuing the securities comprising the Components. General economic conditions and earnings results of the companies whose securities comprise the Components, and real or anticipated changes in those conditions or results, may affect the trading value of the Notes. For example, some of the securities underlying the Components may be affected by mergers and acquisitions, which can contribute to volatility of the Portfolio. As a result of a merger or acquisition, one or more securities in the Components may be replaced with a surviving or acquiring entity’s securities. The surviving or acquiring entity’s securities may not have the same characteristics as the stock originally included in the Portfolio.

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Size and liquidity of the trading market. The Notes will not be traded on any securities exchange or quotation system, therefore there may not be an active secondary market in the Notes, which may affect the price that you receive for your Notes upon any sale prior to maturity. If an active secondary market does develop, there can be no assurance that there will be liquidity in the secondary market. If the secondary market for the Notes is limited, there may be a limited number of buyers for your Notes if you do not wish to hold your investment until maturity. This may affect the price you receive upon any sale of the Notes prior to maturity. Bear Stearns has advised us that they intend, under ordinary market conditions, to indicate prices for the Notes on request. However, we cannot guarantee that bids for outstanding Notes will be made in the future; nor can we predict the price at which any such bids will be made.

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Inclusion of commission. The inclusion of commissions and projected profit from hedging in the initial public offering price of the Notes is likely to adversely affect secondary market prices. Assuming no change in the market conditions or any other relevant factors, the price, if any, at which Bear Stearns may be willing to purchase the Notes in secondary market transactions may be lower than the original price of the Notes, because the original price included, and secondary market prices are likely to exclude, commissions paid with respect to the Notes, as well as the projected profit included in the cost of hedging our obligations under the Notes. In addition, any such prices may differ from values determined by pricing models used by Bear Stearns as a result of dealer discounts, mark-ups or other transaction costs.

We want you to understand that the effect of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the value of the Notes attributable to another factor, such as an increase in the level of the Portfolio.

You have no shareholder rights or rights to receive any stock.

Investing in the Notes will not make you a holder of any of the stocks underlying the Components. Neither you nor any other holder or owner of the Notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the underlying stocks. The Cash Settlement Value, if any, will be paid in cash, and you will have no right to receive delivery of any stocks underlying Components.

Reported Component Levels may be based on non-current information.

If trading is interrupted in the securities underlying certain of the Components, publicly available information regarding the Portfolio Return may be based on the last reported prices or levels. As a result, publicly available information regarding reported Component Levels may at times be based on non-current information.

Risks associated with the Components may adversely affect the market value of the Notes.

Because the Notes are linked to changes in the levels or prices of equity indices representing a range of geographic sectors, the Portfolio will be less diversified than funds or investment portfolios investing in a broader range of international securities and, therefore, could experience greater volatility. The equity securities markets are subject to temporary distortions or other disruptions due to various factors, including a lack of liquidity in the markets, the participation of speculators and potential government regulation and intervention. Suspension or other disruptions of market trading in the securities underlying certain of the Components could adversely affect the levels of those Components and, therefore, the Cash Settlement Value and/or the trading value of the Notes.

The Calculation Agent is one of our affiliates, which could result in a conflict of interest.

Bear Stearns will act as the Calculation Agent. The Calculation Agent will make certain determinations and judgments in connection with calculating the Cash Settlement Value, or deciding whether a Market Disruption Event (as defined herein) has occurred. You should refer to “Description of the Notes—Discontinuance of one or more Components,” “—Adjustments to the Components” and “—Market Disruption Events.” Because Bear Stearns is our affiliate, conflicts of interest may arise in connection with Bear Stearns performing its role as Calculation Agent. Rules and regulations regarding broker-dealers (such as Bear Stearns) require Bear Stearns to maintain policies and procedures regarding the handling and use of confidential proprietary information, and such policies and procedures will be in effect throughout the term of the Notes. Bear Stearns is obligated to carry out its duties and functions as Calculation Agent in good faith, and using its reasonable judgment. See “Description of the Notes - Calculation Agent.”

Our affiliates, including Bear Stearns, may, at various times, engage in transactions involving the securities underlying the Portfolio for their proprietary accounts, and for other accounts under their management. These transactions may influence the value of such securities, and therefore the level of the Portfolio. BSIL, an affiliate of Bear Stearns, or one of its subsidiaries will also be the counterparty to the hedge of our obligations under the Notes. You should refer to “Use of Proceeds and Hedging.” Accordingly, under certain circumstances, conflicts of interest may arise between Bear Stearns’ responsibilities as Calculation Agent with respect to the Notes and BSIL’s obligations under our hedge.

Changes that affect the calculation of a Component will affect the trading value of the Notes and the amount you will receive at maturity.

The Sponsors are responsible for calculating and maintaining the Components. The policies of the Sponsors concerning the calculation of a Component will affect the level of the Component and, therefore, the trading value of the Notes and the Cash Settlement Value.

If a Sponsor discontinues or suspends calculation or publication of a Component, it may become difficult to determine the trading value of the Notes or the Cash Settlement Value. If a Sponsor discontinues or suspends calculation of a Component at any time prior to the Maturity Date and a Successor Component is not available or is not acceptable to the Calculation Agent, then the Calculation Agent will determine the amount payable at maturity by reference to a group of stocks and a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Component. In addition, if the method of calculating a Component (or a Successor Component) is changed in a material respect, or if a Component (or a Successor Component) is in any other way modified so that such Component (or Successor Component) does not, in the opinion of the Calculation Agent, fairly represent the level of the Component (or Successor Component) had such changes or modifications not been made, the Calculation Agent will make such calculations and adjustments as may be necessary to arrive at a level of a security index comparable to the Component (or Successor Component) as if such changes or modifications had not been made. In each such event, the Calculation Agent’s determination of the value of the Notes will affect the amount you will receive at maturity. See “Description of the Notes” and “Description of the Portfolio.”

The Sponsors may change the companies underlying the Components in a way that affects the Component Levels and consequently the value of the Notes.

The Sponsors can add, delete or substitute the stocks underlying the Components or make other methodological changes that could decrease the Component Levels and hence adversely affect the value of the Notes. You should realize that changes in the companies included in the Component may affect the Components, as a newly added company may perform significantly better or worse than the company or companies it replaces.

We cannot control actions by any of the companies whose securities are included in any Component.

The common stock of The Bear Stearns Companies Inc. is an underlying stock of the SPX. We are not affiliated with any of the other companies whose securities underlie any of the Components. However, we may currently, or in the future, engage in business with these companies. Actions by any company whose security is part of a Component may have an adverse effect on the price of the company’s securities, the trading price of and the closing level of the Component and the Portfolio, and the trading value of the Notes. None of those companies are involved in this offering or has any obligations with respect to the Notes, including any obligation to take our or your interests into consideration for any reason. These other companies will not receive any of the proceeds of this offering and are not responsible for, and have not participated in, the determination of the timing of, prices for, or quantities of, the Notes to be issued. These other companies are not involved with the administration, marketing or trading of the Notes and have no obligations with respect to the amount to be paid to you under the Notes on the Maturity Date.

Neither we nor any of our affiliates, including Bear Stearns, assumes any responsibility for the adequacy or accuracy of any publicly available information about the securities underlying the Components (other than with respect to our common stock) or the Components. You should make your own investigation into the companies underlying each Component.

We and our affiliates have no affiliation with any Sponsor and are not responsible for any Sponsor’s public disclosure of information.

We and our affiliates are not affiliated in any way with any Sponsor (except for the licensing arrangements discussed in the section “Description of the Portfolio”) and have no ability to control or predict any Sponsor’s actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the applicable Component. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Components or the Sponsors contained in this pricing supplement. You, as an investor in the Notes, should make your own investigation into the Components and the Sponsors. The Sponsors are not involved in any way in the offering of the Notes and have no obligation to consider your interests as an owner of Notes when they take any actions that might affect the value of the Notes.

Trading and other transactions by us or our affiliates could affect the prices of the stocks underlying the Components, the Component Levels, the trading value of the Notes or the amount you may receive at maturity.

We and our affiliates may from time to time buy or sell shares of the securities underlying any of the Components or derivative instruments related to those securities or the Components for our own accounts in connection with our normal business practices or in connection with hedging our obligations under the Notes and other instruments. These trading activities may present a conflict of interest between your interest in the Notes and the interests we and our affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our other customers and in accounts under our management. The transactions could affect the prices of those securities or the Component Levels in a manner that would be adverse to your investment in the Notes. See the section “Use of Proceeds and Hedging.”

The original issue price of the Notes includes the cost of hedging our obligations under the Notes. Such cost includes BSIL’s expected cost of providing such hedge and the profit BSIL expects to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which Bear Stearns will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by Bear Stearns as a result of transaction costs. If you sell the Notes prior to maturity, you may receive less, and possibly significantly less, than your initial investment in the Notes.

Hedging activities we or our affiliates may engage in may affect the Component Levels and, accordingly, increase or decrease the trading value of the Notes prior to maturity and the Cash Settlement Value you would receive at maturity. To the extent that we or any of our affiliates has a hedge position in any of the securities that underlie the Components, or derivative or synthetic instruments related to those securities or the Components, we or any of our affiliates may liquidate a portion of such holdings at or about the time of the maturity of the Notes or at or about the time of a change in the securities that underlie the Components. Depending on, among other things, future market conditions, the aggregate amount and the composition of such hedge positions are likely to vary over time. Profits or losses from any of those positions cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account. Although we have no reason to believe that any of those activities will have a material effect on the levels of the Components, we cannot assure you that these activities will not affect such level and the trading value of the Notes prior to maturity or the Cash Settlement Value payable at maturity.

In addition, we or any of our affiliates may purchase or otherwise acquire a long or short position in the Notes. We or any of our affiliates may hold or resell the Notes. We or any of our affiliates may also take positions in other types of appropriate financial instruments that may become available in the future.

Research reports and other transactions may create conflicts of interest between you and us.

We or one or more of our affiliates have published, and may in the future publish, research reports relating to the Components or the companies issuing the securities included in the Components. This research may be modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities may affect the market prices of the securities included in the Components and, therefore, the value of the Notes.

We or any of our affiliates may also issue, underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns indexed to the Portfolio or a Component thereof. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the Notes.

We and our affiliates, at present or in the future, may engage in business with the companies issuing the securities included in the Components, including making loans to, equity investments in, or providing investment banking, asset management or other advisory services to those companies. In connection with these activities, we may receive information about those companies that we will not divulge to you or other third parties.

The Cash Settlement Value you receive on the Notes may be delayed or reduced upon the occurrence of a Market Disruption Event, or an Event of Default.

If the Calculation Agent determines that, on the Calculation Date, a Market Disruption Event has occurred or is continuing, the determination of the Cash Settlement Value by the Calculation Agent may be deferred. You should refer to the section “Description of the Notes—Market Disruption Events.”

If the Calculation Agent determines that an Event of Default (as defined below) has occurred, a holder of the Notes will only receive an amount equal to the trading value of the Notes on the date of such Event of Default, adjusted by an amount equal to any losses, expenses and costs to us of unwinding any underlying hedging or funding arrangements, all as determined by the Calculation Agent. You should refer to the section “Description of the Notes—Event of Default and Acceleration.”

You should decide to purchase the Notes only after carefully considering the suitability of the Notes in light of your particular financial circumstances. You should also carefully consider the tax consequences of investing in the Notes. You should refer to the section “Certain U.S. Federal Income Tax Considerations” and discuss the tax implications with your own tax advisor.

DESCRIPTION OF THE NOTES

The following description of the Notes (referred to in the accompanying prospectus supplement as the “Other Indexed Notes”) supplements the description of the Notes in the accompanying prospectus supplement and prospectus. This is a summary and is not complete. You should read the indenture, dated as of May 31, 1991, as amended (the “Indenture”), between us and The Bank of New York as successor in interest to JPMorgan Chase Bank, N.A., as trustee (the “Trustee”). A copy of the Indenture is available as set forth under the section of the prospectus “Where You Can Find More Information.”

General

The Notes are part of a single series of debt securities under the Indenture described in the accompanying prospectus supplement and prospectus designated as Medium-Term Notes, Series B. The Notes are unsecured and will rank equally with all of our unsecured and unsubordinated debt, including the other debt securities issued under the Indenture. Because we are a holding company, the Notes will be effectively subordinated to the claims of creditors of our subsidiaries.

The aggregate principal amount of the Notes will be $[●]. The Notes are expected to mature on January [●], 2011 and do not provide for earlier redemption. The Notes will be issued only in fully registered form, and in minimum denominations of $1,000; provided, however, that the minimum purchase for any purchaser domiciled in a Member State of the European Economic Area shall be $100,000. Initially, the Notes will be issued in the form of one or more global securities registered in the name of DTC or its nominee, as described in the accompanying prospectus supplement and prospectus. When we refer to Note or Notes in this pricing supplement, we mean $1,000 principal amount of Notes. The Notes will not be listed on any securities exchange or quotation system.

You should refer to the section “Certain U.S. Federal Income Tax Considerations,” for a discussion of certain federal income tax considerations to you as a holder of the Notes.

Interest

We will not make any periodic payments of interest on the Notes. The only payment you will receive, if any, will be the Cash Settlement Value upon the maturity of the Notes.

Payment at Maturity

On the Maturity Date, you will receive the Cash Settlement Value, an amount in cash that depends upon the performance of the Portfolio over the term of the Notes as measured by the Portfolio Return.

If, at maturity, the Portfolio Return is greater than zero, the Cash Settlement Value for each Note will be equal to the $1,000 principal amount of the Note plus the product of: (i) the $1,000 principal amount multiplied by (ii) the Portfolio Return multiplied by (iii) the Upside Participation Rate.

If, at maturity, the Portfolio Return is between zero and [-20]%, inclusive, then the Cash Settlement Value for each Note will be equal to the $1,000 principal amount of the Note.

If, at maturity, the Portfolio Return is less than [-20]%, then the Cash Settlement Value for each Note will be equal to the $1,000 principal amount minus 1% of the principal amount for each percentage point that the Portfolio Return is less than [-20]%. For example, if the Portfolio Return is -40%, you will suffer a 20% loss and, therefore, receive 80% of the principal amount.

The “Upside Participation Rate” is [190.00]%.

Portfolio Return:	An amount, determined by the Calculation Agent, and equal to the sum of (i) the Component Performance for each Component multiplied by (ii) its respective Weighting within the Portfolio.

For purposes of determining the Portfolio Return:

“Component Performance” means, as of the Final Observation Date and with respect to a Component, the quotient, expressed as a percentage, of (i) the arithmetic average of the Observation Level for that Component as of each Observation Date minus the Initial Component Level of that Component divided by (ii) the Initial Component Level of that Component.

“Final Observation Date” means January [●], 2011.

“Observation Level” means, as of any Observation Date and with respect to each Component, the closing index level as reported by the relevant Sponsor and displayed on Bloomberg Page SPX <Index> <Go> with respect to the SPX; Bloomberg Page SX5E <Index> <Go> with respect to the SX5E; Bloomberg Page NKY<Index> <Go> with respect to the NKY; and Bloomberg Page XIN0I <Index> <Go> with respect to the XIN0I.

“Observation Date” means January [●], 2008, January [●], 2009, January [●], 2010, and January [●], 2011; provided that, with respect to a Component, (i) if such date is not a Component Business Day (as defined herein) for that Component, then the applicable Observation Date for that Component will be the next succeeding day that is a Component Business Day for that Component and (ii) if a Market Disruption Event (as defined herein) exists for that Component on the Observation Date, the Observation Date for that Component will be the next Component Business Day for that Component on which a Market Disruption Event does not exist for that Component. If the Observation Date for any Component is postponed for three consecutive Component Business Days due to the existence of a Market Disruption Event, then, notwithstanding the existence of a Market Disruption Event on that third Component Business Day, that third Component Business Day will be the Observation Date for that Component. For the avoidance of doubt, if no Market Disruption Event exists with respect to a Component on the Observation Date, the determination of that Component’s Observation Level will be made on the Observation Date, irrespective of the existence of a Market Disruption Event with respect to one or more of the other Components.

“Initial Component Level” means:

•	[●] with respect to the SPX;
•	[●] with respect to the SX5E;
•	[●] with respect to the NKY; and
•	[●] with respect to the XIN0I; each representing the closing level of the respective Component on July [●], 2007.

“Weighting” means:

•	30.00% with respect to the SPX;
•	30.00% with respect to the SX5E;
•	30.00% with respect to the NKY; and
•	10.00% with respect to the XIN0I.

The “Component Level” equals the closing level of a Component, as determined by the relevant Sponsor, on each Component Business Day.

The “Maturity Date” is expected to be January [●], 2011 unless such date is not a Business Day, in which case the Maturity Date shall be the next Business Day. If the Final Observation Date is postponed, the Maturity Date will be [three] Business Days following the Final Observation Date, as postponed for the last Component for which an Observation Level is determined.

A “Component Business Day” means, with respect to any Component, any day on which the Relevant Exchange and each Related Exchange are scheduled to be open for trading.

A “Business Day” means any day other than a Saturday or Sunday, on which banking institutions in the cities of New York, New York and London, England are not authorized or obligated by law or executive order to be closed.

The “Calculation Agent” is Bear, Stearns & Co. Inc.

The “Relevant Exchanges” means the primary exchanges or markets of trading of any security then included in a Component. The “Summary of the Components” below details the Relevant Exchanges for each Component.

A “Related Exchange”, with respect to any Component, means each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to a Component.

Summary of the Components

Component	Relevant Exchanges
SPX	New York Stock Exchange, NASDAQ and their successors
SX5E	Major stock exchanges, respectively located in one of 17 European countries, including London Stock Exchange (the “LSE”), Frankfurt Stock Exchange and their successors
NKY	Tokyo Stock Exchange and its successor (the “TSE”)
XIN0I	The Stock Exchange of Hong Kong and its successor

Illustrative Examples

The examples set forth below and the related table depict the hypothetical Cash Settlement Value of a Note based on the assumptions below. The hypothetical Component Levels in the examples and related table do not purport to be representative of every possible scenario concerning increases or decreases in the Components. You should not construe these examples or the data included in the table as an indication or assurance of the expected performance of the Notes.

The examples demonstrating the hypothetical Cash Settlement Value of a Note are based on the following assumptions:

•	Investor purchases $1,000 aggregate principal amount of Notes at the initial public offering price of $1,000.

•	Investor holds the Notes to maturity.

•	The Initial Component Level for the SPX is equal to 1,500.00.

•	The Initial Component Level for the SX5E is equal to 4,500.00.

•	The Initial Component Level for the NKY is equal to 18,200.00.

•	The Initial Component Level for the XIN0I is equal to 18,700.00.

•	The Upside Participation Rate is 190.00%.

•	All returns are based on a 42-month term; pre-tax basis.

•	There are four Observation Dates.

•	No Market Disruption Events or Events of Default occur during the term of the Notes.

Example 1: The Portfolio Return is greater than zero.

In this example, the Component Performance for each Component is positive. This example illustrates how holders of the Notes may benefit from the positive Component Performances of the Components over the term of the Notes.

Index	Initial Component Level	Observation Date 1	Observation Date 2	Observation Date 3	Observation Date 4	Component Performance	Weighting within the Portfolio
SPX	1,500.00	1,432.00	1,460.40	1,653.60	1,691.80	3.96%	30.00%
SX5E	4,500.00	4,840.50	5,308.00	5,170.60	5,194.40	13.96%	30.00%
NKY	18,200.00	22,175.60	31,663.60	35,420.30	42,529.60	81.03%	30.00%
XIN0I	18,700.00	22,588.80	26,067.90	25,055.70	25,648.90	32.84%	10.00%

On the Final Observation Date, the Component Performance for SPX would be 3.96%, the Component Performance for SX5E would be 13.96%, the Component Performance for NKY would be 81.03%, and the Component Performance for XIN0I would be 32.84%, each as calculated pursuant to the below formula:

In this example, using the formula below, the Portfolio Return would be greater than zero.

The Portfolio Return is an amount equal to the sum of the Component Performance for each Component multiplied by its respective Weighting in the Portfolio.

Portfolio Return = (3.96% x 30.00%) + (13.96% x 30.00%) + (81.03% x 30.00%) + (32.84% x 10.00%)

Portfolio Return = 32.97%

The Cash Settlement Value, using the formula below, would equal $1,626.43.

Cash Settlement Value

Example 2: The Portfolio Return is less than zero but greater than -20.00%.

In this example, the Component Performance for three Components is negative and the Component Performance for the remaining Component is positive. On the Calculation Date, the Portfolio Return is -6.74%. Because the Portfolio Return is less than zero but greater than -20.00%, at maturity you would receive the principal amount of the Note. This example shows that an Portfolio Return between zero and -20.00% results in an investor receiving 100% of the principal amount of the Note.

Index	Initial Component Level	Observation Date 1	Observation Date 2	Observation Date 3	Observation Date 4	Component Performance	Weighting within the Portfolio
SPX	1,500.00	1,470.90	1,587.60	1,683.10	1,797.00	8.98%	30.00%
SX5E	4,500.00	4,295.00	3,741.70	3,853.30	3,726.00	-13.24%	30.00%
NKY	18,200.00	17,656.30	16,647.90	16,464.20	12,917.40	-12.52%	30.00%
XIN0I	18,700.00	16,476.40	15,054.60	14,890.10	15,655.30	-17.01%	10.00%

On the Final Observation Date, the Component Performance for SPX would be 8.98%, the Component Performance for SX5E would be -13.24%, the Component Performance for NKY would be -12.52%, and the Component Performance for XIN0I would be -17.01%, each as calculated pursuant to the below formula:

In this example, using the formula below, the Portfolio Return would be less than zero.

The Portfolio Return is an amount equal to the sum of the Component Performance for each Component multiplied by its respective Weighting in the Portfolio.

Portfolio Return = (8.98% x 30.00%) + (-13.24% x 30.00%) + (-12.52% x 30.00%) + (-17.01% x 10.00%)

Portfolio Return = -6.74%

Since the Portfolio Return would be less than zero, but greater than -20.00%, the Cash Settlement Value for each Note would be the principal amount of $1,000.

Example 3: The Portfolio Return is less than -20.00%.

In this example, the Component Performance for each Component is negative. This examples shows how, if the Portfolio Return is less than -20.00%, you will lose 1% of your principal amount for each percentage point that the Portfolio Return is less than -20.00%.

Index	Initial Component Level	Observation Date 1	Observation Date 2	Observation Date 3	Observation Date 4	Component Performance	Weighting within the Portfolio
SPX	1,500.00	1,596.80	1,390.30	894.70	791.00	-22.12%	30.00%
SX5E	4,500.00	3,838.50	3,864.60	2,466.40	2,096.70	-31.85%	30.00%
NKY	18,200.00	11,313.70	10,852.00	12,068.30	10,760.20	-38.19%	30.00%
XIN0I	18,700.00	19,329.10	14,956.00	14,128.30	13,915.60	-16.67%	10.00%

On the Final Observation Date, the Component Performance for SPX would be -22.12%, the Component Performance for SX5E would be -31.85%, the Component Performance for NKY would be -38.19%, and the Component Performance for XIN0I would be -16.67%, each as calculated pursuant to the below formula:

In this example, using the formula below, the Portfolio Return would be less than zero.

The Portfolio Return is an amount equal to the sum of the Component Performance for each Component multiplied by its respective Weighting in the Portfolio.

Portfolio Return = (-22.12% x 30.00%) + (-31.85% x 30.00%) + (-38.19% x 30.00%) + (-16.67% x 10.00%)

Portfolio Return = -29.32%

The Cash Settlement Value, using the formula below, would equal $906.80.

Cash Settlement Value

Discontinuance of one or more Components

If a Sponsor discontinues publication of or otherwise fails to publish any Component and such Sponsor or another entity publishes a successor or substitute Component that the Calculation Agent determines to be comparable to the discontinued Component (the new Component being referred to as a “Successor Component”), then the Observation Levels for that Component will be determined by reference to the level of the Successor Component at the close of trading on the Relevant Exchanges or markets for the Successor Component on all future Observation Dates. For the avoidance of doubt, only Observation Levels for that Component determined on or after the discontinuance for such Component will be determined by reference to the level of the Successor Index, any Observation Levels for that Component determined prior to the discontinuance will remain the same.

Upon any selection by the Calculation Agent of a Successor Component, the Calculation Agent will cause notice thereof to be furnished to us and the Trustee. If a Successor Component is selected by the Calculation Agent, the Successor Component will be used as a substitute for the Component for all purposes, including for purposes of determining whether a Market Disruption Event exists with respect to the Component.

If a Component is discontinued or if a Sponsor fails to publish the Component prior to, and such discontinuance is continuing on, any Observation Date and the Calculation Agent determines that no Successor Component is available at such time, then the Calculation Agent will determine the level to be used for the Observation Level for the Observation Date for such Component. The Observation Level to be used for the Observation Date will be computed by the Calculation Agent in accordance with the formula for and method of calculating that Component last in effect prior to the relevant discontinuance or failure but using only those securities that comprised that Component immediately prior to such discontinuance or failure. In such event, the Calculation Agent will cause notice thereof to be furnished to us and the Trustee. For the avoidance of doubt, such a determination by the Calculation Agent will not affect the manner of calculating the Observation Level with respect to any other Component.

Notwithstanding these alternative arrangements, discontinuance of the publication of the Component may adversely affect the value of, and trading in, the Notes.

Adjustments to the Components

If, at any time, the method of calculating a Component or a Successor Component is changed in a material respect, or if a Component or a Successor Component is in any other way modified so that such Component or Successor Component does not, in the opinion of the Calculation Agent, fairly represent the level of the Component or Successor Component had such changes or modifications not been made, then, for purposes of calculating the Observation Levels with respect to such Component or the Cash Settlement Value or making any other determinations as of or after such time, the Calculation Agent will make such calculations and adjustments as, the Calculation Agent determines may be necessary in order to arrive at a level of a Component comparable to the Component or Successor Component, as the case may be, as if such changes or modifications had not been made, and calculate the Cash Settlement Value (including the components thereof) with reference to the Component or the Successor Component, as adjusted. Accordingly, if the method of calculating a Component or Successor Component is modified so that the Component Level is a fraction of what it would have been if it had not been modified (e.g., due to a split in the Component), then the Calculation Agent will adjust that Component in order to arrive at a Component Level or level for the Successor Component as if it had not been modified (e.g., as if such split had not occurred). In such event, the Calculation Agent will cause notice thereof to be furnished to us and the Trustee.

In the event that, on any Observation Date, the Component is not calculated by the Sponsor but is calculated by a third party acceptable to the Calculation Agent, the Calculation Agent will use such third party’s calculation as its reference for determining the value of the Component.

Market Disruption Events

If there is a Market Disruption Event, with respect to a Component, on an Observation Date, the applicable Component Level of that Component will be determined on the first succeeding Component Business Day on which there is no Market Disruption Event for that Component. In no event, however, will the applicable Observation Date be a date that is postponed by more than three Component Business Days following the original date that, but for the Market Disruption Event, would have been the Observation Date for that Component. In that case, the third Component Business Day will be deemed to be the Observation Date for that Component, notwithstanding the Market Disruption Event, and the Calculation Agent will determine the level of that Component on that third Component Business Day in accordance with the formula for and method of calculating the applicable Component in effect prior to the Market Disruption Event using the closing level of each security in such Component as described above (or, if trading in any such security has been materially suspended or materially limited, the Calculation Agent’s estimate of the closing level that would have prevailed but for such suspension or limitation) as of that third Component Business Day. For the avoidance of doubt, if no Market Disruption Event exists with respect to a Component, the Component Level of that Component shall be determined on the scheduled Observation Date for that Component. In the event of a Market Disruption Event, with respect to any Component, on the Final Observation Date, the Maturity Date will be three Business Days following the Final Observation Date, as postponed for the last Component for which an Observation Level is determined.

A “Market Disruption Event” means, with respect to an Index, the occurrence or existence at any time of a condition specified below that the Calculation Agent determines to be material:

(a) any suspension of or limitation imposed on trading by any Relevant Exchange or Related Exchange or otherwise, and whether by reason of movements in price exceeding limits permitted by such Relevant Exchange or Related Exchange or otherwise, (A) relating to securities that, in the aggregate, comprise 20.00% or more of the level of the respective Index or (B) in futures or options contracts relating to the respective Index on any Related Exchange for such Index;

(b) any event (other than an event described in (c) below) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general (A) to effect transactions in, or obtain market values for, securities that, in the aggregate, comprise 20.00% or more of the level of that Index on any Relevant Exchange(s) for the respective Index or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the respective Index on any Related Exchange for such Index;

(c) the closure on any Component Business Day of any Relevant Exchange with respect to that Index relating to securities that comprise, in the aggregate, 20.00% or more of the level of the Index or any Related Exchange for that Index prior to its weekday closing time, without regard to after hours or any other trading outside of the regular trading session hours, unless such earlier closing time is announced by such Relevant Exchange or Related Exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such Relevant Exchange or Related Exchange on such Component Business Day for such Relevant Exchange or Related Exchange and (ii) the submission deadline for orders to be entered into the Relevant Exchange or Related Exchange system for execution at the close of trading on such Component Business Day for such Relevant Exchange or Related Exchange; or

(d) any Component Business Day on which any Relevant Exchange or Related Exchange fails to open for trading during its regular trading session.

For the purposes of determining whether a Market Disruption Event in respect of the Component exists at any time, if a Market Disruption Event occurs in respect of a security included in the Component at any time, then the relevant percentage contribution of that security to the level of the Component shall be based on a comparison of (x) the portion of the level of the Component attributable to that security and (y) the overall level of the Component, in each case immediately before the occurrence of such Market Disruption Event.

“Related Exchange”, with respect to any Component, means each exchange or quotation system where trading has a material effect (as determined by the Calculation Agent) on the overall market for futures or options contracts relating to the Component.

“Relevant Exchange” means the primary exchange or market of trading of any security then included in the Component.

“Component Business Day” means, with respect to any Component, any day on which the Relevant Exchange and each Related Exchange are scheduled to be open for trading.

For purposes of the above definition:

(a) a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange, and

(b) for purposes of clause (a) above, any limitations on trading during significant market fluctuations, under NYSE Rule 80B, NASD Rule 4120 or any analogous rule or regulation enacted or promulgated by the NYSE, NASD or any other self regulatory organization or the SEC of similar scope as determined by the Calculation Agent, will be considered “material.”

Redemption; Defeasance

The Notes are not subject to redemption before maturity, and are not subject to the defeasance provisions described in the section “Description of Debt Securities—Defeasance” in the accompanying prospectus.

Events of Default and Acceleration

If an Event of Default (as defined in the accompanying prospectus) with respect to any Notes has occurred and is continuing, then the amount payable to you, as a holder of a Note, upon any acceleration permitted by the Notes will be equal to the Cash Settlement Value as though the date of early repayment were the Maturity Date of the Notes, adjusted by an amount equal to any losses, expenses and costs to us of unwinding any underlying or related hedging or funding arrangements, all as determined by the Calculation Agent. If a bankruptcy proceeding is commenced in respect of us, the claims of the holder of a Note may be limited under Title 11 of the United States Code.

Same-Day Settlement and Payment

Settlement for the Notes will be made by Bear Stearns in immediately available funds. Payments of the Cash Settlement Value will be made by us in immediately available funds, so long as the Notes are maintained in book-entry form.

Calculation Agent

The Calculation Agent for the Notes will be Bear Stearns. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on us and the holders of the Notes, absent manifest error and provided the Calculation Agent shall be required to act in good faith in making any determination. Manifest error by the Calculation Agent, or any failure by it to act in good faith, in making a determination adversely affecting the payment of principal, interest or premium on principal to holders would entitle the holders, or the Trustee acting on behalf of the holders, to exercise rights and remedies available under the Indenture. If the Calculation Agent uses its discretion to make any determination, the Calculation Agent will notify us and the Trustee, who will provide notice to the registered holders of the Notes.

DESCRIPTION OF THE COMPONENTS

The S&P 500® Index (“SPX”)

We have derived all information relating to the SPX, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. Such information reflects the policies of and is subject to change by Standard & Poor’s. Standard & Poor’s is under no obligation to continue to publish, and may discontinue or suspend the publication of the SPX at any time.

Standard & Poor’s publishes the SPX. The SPX is a capitalization-weighted index and is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of May 14, 2007, shares of 422 companies included in the SPX are traded on the New York Stock Exchange and shares of 78 companies included in the SPX are traded on The NASDAQ Stock Market. Standard & Poor’s chooses companies for inclusion in the SPX with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the New York Stock Exchange (the “NYSE”), which Standard & Poor’s uses as an assumed model for the composition of the total market. Relevant criteria employed by Standard & Poor’s include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the SPX with the number of companies included in each group, as of May 14, 2007, indicated in parenthesis: Industrials (52), Utilities (32), Telecommunication Services (9), Materials (28), Information Technology (74), Energy (33), Consumer Staples (37), Consumer Discretionary (91), Healthcare (54) and Financials (90). Changes in the SPX are reported daily in the financial pages of many major newspapers, on the Bloomberg Financial Service under the symbol “SPX” and on the Standard & Poor’s website (http://www.spglobal.com). Information contained in the Standard & Poor’s website is not incorporated by reference in, and should not be considered a part of, this pricing supplement. The SPX does not reflect the payment of dividends on the stocks included in the SPX.

Computation of the SPX

Standard & Poor’s currently computes the SPX as of a particular time as follows:

(i) the product of the market price per share and the number of then outstanding shares of each component stock as determined as of that time (referred to as the “market value” of that stock);

(ii) the market values of all component stocks as of that time are aggregated;

(iii) the average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

(iv) the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the “Base Value”);

(v) the current aggregate market value of all component stocks is divided by the Base Value; and

(vi) the resulting quotient, expressed in decimals, is multiplied by ten.

While Standard & Poor’s currently employs the above methodology to calculate the SPX, no assurance can be given that Standard & Poor’s will not modify or change this methodology in a manner that may affect the performance of the SPX.

Standard & Poor’s adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by Standard & Poor’s to be arbitrary or not due to true market fluctuations.

These changes may result from causes such as:

•	the issuance of stock dividends,

•	the granting to shareholders of rights to purchase additional shares of stock,

•	the purchase of shares by employees pursuant to employee benefit plans,

•	consolidations and acquisitions,

•	the granting to shareholders of rights to purchase other securities of the company,

•	the substitution by Standard & Poor’s of particular component stocks in the SSPX, and

•	other reasons.

In these cases, Standard & Poor’s first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the SPX.

In addition, Standard & Poor’s’ standard practice is to remove all closely held shares and shares held between corporations who are both in the calculations of the SPX and an Index component’s market value.

License Agreement with Standard and Poor’s

The Bear Stearns Companies Inc. has entered, or is exploring entering, into a non-exclusive license agreement with Standard & Poor’s providing for the license to us, in exchange for a fee, of the right to use the SPX, which is owned and published by Standard & Poor’s, in connection with certain securities, including the Notes.

The license agreement between Standard & Poor’s and us provides that the following language must be set forth in this pricing supplement.

“The Notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s. Standard & Poor’s makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly. Standard & Poor’s only relationship to us is the licensing of certain trademarks, trade names and service marks of Standard & Poor’s and of the SPX, which is determined, composed and calculated by Standard & Poor’s without regard to us or the Notes. Standard & Poor’s has no obligation to take our needs or the needs of holders of the Notes into consideration in determining, composing, or calculating the SPX. Standard & Poor’s is not responsible for and has not participated in the determination of the timing of, prices at which Notes are sold, or quantities of the Notes to be issued or in the determination or calculation of the amount payable at maturity. Standard & Poor’s has no obligation or liability in connection with the administration, marketing, or trading of the Notes.

Standard & Poor’s does not guarantee the accuracy and/or the completeness of the SPX or any data included therein and Standard & Poor’s shall have no liability for any errors, omissions, or interruptions therein. Standard & Poor’s makes no warranty, express or implied, as to results to be obtained by us, owners of the Notes, or any other person or entity from the use of the SPX or any data included therein. Standard & Poor’s makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the SPX or any data included therein. Without limiting any of the foregoing, in no event shall Standard & Poor’s have any liability for any lost profits or indirect, punitive, special, or consequential damages or losses, even if notified of the possibility thereof. There are no third party beneficiaries or any agreements or arrangements between Standard & Poor’s and the Company.”

Historical Data on the SPX

The following table sets forth the month-end closing Component Levels of the SPX for each month in the period from January 1998 through May 2007. The SPX’s closing Component Levels listed below were obtained from the Bloomberg Financial Service, without independent verification by us. The historical values of the SPX should not be taken as an indication of future performance, and no assurance can be given that the level of the SPX will increase relative to its the Initial Component Level during the term of the Notes.

The closing Component Level of the SPX on June 26, 2007 was 1,492.89.

Month End Closing Component Levels: January 1998 -May 2007

	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007
January	980.28	1,279.64	1,394.46	1,366.01	1,130.20	855.70	1,131.13	1,181.27	1,280.08	1,438.24
February	1,049.34	1,238.33	1,366.42	1,239.94	1,106.73	841.15	1,144.94	1,203.60	1,280.66	1,406.82
March	1,101.75	1,286.37	1,498.58	1,160.33	1,147.39	848.18	1,126.21	1,180.59	1,294.83	1,420.86
April	1,111.75	1,335.18	1,452.43	1,249.46	1,076.92	916.92	1,107.30	1,156.85	1,310.61	1,482.37
May	1,090.82	1,301.84	1,420.60	1,255.82	1,067.14	963.59	1,120.68	1,191.50	1,270.09	1,530.62
June	1,133.84	1,372.71	1,454.60	1,224.42	989.82	974.50	1,140.84	1,191.33	1,270.20
July	1,120.67	1,328.72	1,430.83	1,211.23	911.62	990.31	1,101.72	1,234.18	1,276.66
August	957.28	1,320.41	1,517.68	1,133.58	916.07	1,008.01	1,104.24	1,220.33	1,303.82
September	1,017.01	1,282.71	1,436.51	1,040.94	815.28	995.97	1,114.58	1,228.81	1,335.85
October	1,098.67	1,362.93	1,429.40	1,059.78	885.76	1,050.71	1,130.20	1,207.01	1,377.94
November	1,163.63	1,388.91	1,314.95	1,139.45	936.31	1,058.20	1,173.82	1,249.48	1,400.63
December	1,229.23	1,469.25	1,320.28	1,148.08	879.82	1,111.92	1,211.92	1,248.29	1,418.30

The following graph illustrates the historical performance of the SPX based on the closing level on the last Component Business Day of each month from January 1998 to May 2007.

The Dow Jones EuroSTOXX 50® Index (“SX5E”)

We have derived all information relating to the SX5E, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. Such information reflects the policies of and is subject to change by STOXX Limited. STOXX Limited is under no obligation to continue to publish, and may discontinue or suspend the publication of the SPX at any time.

The SX5E was created by STOXX Limited, a joint venture between Deutsche Börse AG, Dow Jones & Company and the SWX Group. Publication of the SX5E began on February 28, 1998, based on an initial EuroSTOXX 50® Index value of 1,000 at December 31, 1991. The SX5E is reported daily in the financial pages of many major newspapers, on Bloomberg Page SX5E <Index> <Go> and on the STOXX Limited website: http://www.stoxx.com. Information contained in the STOXX Limited website is not incorporated by reference in, and should not be considered a part of, this Pricing Supplement.

Computation of the SX5E

The SX5E is composed of 50 component stocks of market sector leaders from within the SX5E, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors defined by the Dow Jones Global Classification Standard. The composition of the SX5E is reviewed annually in September, based on the closing stock data on the last trading day in August. The component stocks are announced the first trading day in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the SX5E are made to ensure that the SX5E includes the 50 market sector leaders from within the SX5E.

The SX5E is calculated with the “Laspeyres formula”, which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the SX5E value can be expressed as follows:

Each component’s weight is capped at 10% of the SX5E Index’s total free-float market capitalization. Weights are reviewed quarterly. Within each of the SX5E market sector indices, the component stocks are ranked by free-float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding SX5E market sector index. If the next-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. Any remaining stocks that are current SX5E components are added to the selection list. The stocks on the selection list are ranked by free-float market capitalization. In exceptional cases, the STOXX Limited Supervisory Board may make additions and deletions to the selection list.

The 40 largest stocks on the selection list are chosen as components. Any remaining current components of the SX5E ranked between 41 and 60 are added as index components. If the component number is still below 50, then the largest stocks on the selection list are added until the index contains 50 stocks.

The divisor of the aforementioned formula is adjusted to maintain the continuity of the SX5E value across changes due to corporate actions such as the issuance of dividends, the occurrence of stock splits, stock repurchase by the issuer and other reasons.

License Agreement with SX5E

The Bear Stearns Companies Inc. has entered, or is exploring entering, into a non-exclusive license agreement with STOXX Limited, whereby The Bear Stearns Companies Inc. and our affiliates, in exchange for a fee, will be permitted to use the SX5E in connection with the offer and sale of the Notes.

STOXX Limited has no relationship with us, other than the licensing of the SX5E and the related trademarks for use in connection with the Notes.

STOXX Limited does not:

•	Sponsor, endorse, sell or promote the Notes.

•	Recommend that any person invest in the Notes or any other securities.

•	Have any responsibility or liability for or make any decisions about the timing, amount or pricing of Notes.

•	Have any responsibility or liability for the administration, management or marketing of the Notes.

•	Consider the needs of the Notes or the owners of the Notes in determining, composing or calculating the SX5E or have any obligation to do so.

STOXX Limited will not have any liability in connection with the Notes. Specifically,

•	STOXX Limited does not make any warranty, express or implied and disclaim any and all warranty about:

•	The results to be obtained by the Notes, the owner of the Notes or any other person in connection with the use of the SX5E and the data included in the SX5E;

•	The accuracy or completeness of the SX5E and its data;

•	The merchantability and the fitness for a particular purpose or use of the SX5E and its data;

•	STOXX Limited will have no liability for any errors, omissions or interruptions in the SX5E or its data;

•	Under no circumstances will STOXX Limited be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX Limited knows that they might occur.

Historical Data on the SX5E

The following table sets forth the month-end closing Component Levels of the SX5E for each month in the period from January 1998 through May 2007. The SX5E closing Component Levels listed below were obtained from the Bloomberg Financial Service, without independent verification by us. The historical values of the EuroSTOXX 50® Index should not be taken as an indication of future performance, and no assurance can be given that the level of the SX5E will increase relative to its the Initial Component Level during the term of the Notes.

The closing Component Level of the SX5E on June 26, 2007 was 4,433.04.

Month End Closing Component Levels: January 1998 -May 2007

	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007
January	2,676.03	3,547.15	4,684.48	4,779.90	3,670.26	2,248.17	2,839.13	2,984.59	3,691.41	4,178.54
February	2,878.04	3,484.24	5,182.62	4,318.88	3,624.74	2,140.73	2,893.18	3,058.32	3,774.51	4,087.12
March	3,153.32	3,559.86	5,249.55	4,185.00	3,784.05	2,036.86	2,787.49	3,055.73	3,853.74	4,181.03
April	3,120.94	3,757.87	5,303.95	4,525.01	3,574.23	2,324.23	2,787.48	2,930.10	3,839.90	4,392.34
May	3,357.77	3,629.46	5,200.89	4,426.24	3,425.79	2,330.06	2,749.62	3,076.70	3,637.17	4,512.65
June	3,406.82	3,788.66	5,145.35	4,243.91	3,133.39	2,419.51	2,811.08	3,181.54	3,648.92
July	3,480.63	3,638.62	5,122.80	4,091.38	2,685.79	2,519.79	2,720.05	3,326.51	3,691.87
August	2,978.12	3,769.14	5,175.12	3,743.97	2,709.29	2,556.71	2,670.79	3,263.78	3,808.70
September	2,670.97	3,669.71	4,915.18	3,296.66	2,204.39	2,395.87	2,726.30	3,428.51	3,899.41
October	2,887.11	3,922.91	5,057.46	3,478.63	2,518.99	2,575.04	2,811.72	3,320.15	4,004.80
November	3,179.09	4,314.38	4,790.08	3,658.27	2,656.85	2,630.47	2,876.39	3,447.07	3,987.23
December	3,342.32	4,904.46	4,772.39	3,806.13	2,386.41	2,760.66	2,951.01	3,578.93	4,119.94

The following graph illustrates the historical performance of the SX5E based on the closing level on the last Component Business Day of each month from January 1998 to May 2007.

The Nikkei 225 SM Index (“NKY”)

We have derived all information relating to the NKY, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. Such information reflects the policies of and is subject to change by Nihon Keizai Shimbun, Inc. (“Nihon Keizai”). Nihon Keizai is under no obligation to continue to publish, and may discontinue or suspend the publication of the NKY at any time.

The NKY is a stock index calculated, published and disseminated by Nihon Keizai that measures the composite price performance of selected Japanese stocks. Nihon Keizai first calculated and published the NKY in 1970. The Nikkei 225 Stock Index currently is based on 225 underlying stocks (the “Nikkei Underlying Stocks”) trading on the Tokyo Stock Exchange (the “TSE”) representing a broad cross-section of Japanese industries. All 225 Nikkei Underlying Stocks are stocks listed in the First Section of the TSE. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. Nihon Keizai rules require that the 75 most liquid issues (one-third of the component count of the NKY) be included in the NKY.

The 225 companies included in the NKY are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:

•	Technology — Pharmaceuticals, Electrical Machinery, Automobiles, Precision Machinery, Telecommunications;

•	Financials — Banks, Miscellaneous Finance, Securities, Insurance;

•	Consumer Goods — Marine Products, Food, Retail, Services;

•	Materials — Mining, Textiles, Paper and Pulp, Chemicals, Oil, Rubber, Ceramics, Steel, Nonferrous Metals, Trading House;

•	Capital Goods/Others — Construction, Machinery, Shipbuilding, Transportation Equipment, Miscellaneous Manufacturing, Real Estate; and

•	Transportation and Utilities — Railroads and Buses, Trucking, Shipping, Airlines, Warehousing, Electric Power, Gas.

Computation of the NKY

The NKY is a modified, price-weighted index (i.e., a Nikkei Underlying Stock’s weight in the index is based on its price per share rather than the total market capitalization of the issuer) that is calculated by (i) multiplying the per-share price of each Nikkei Underlying Stock by the corresponding weighting factor for such Nikkei Underlying Stock (a “Weight Factor”), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the “Divisor”). The Divisor was initially set at 225 for the date of May 16, 1949 using historical numbers from May 16, 1949, the date on which the TSE was reopened. The Divisor was 24.29 as of May 14, 2007 and is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing ¥50 by the par value of the relevant Nikkei Underlying Stock, so that the share price of each Nikkei Underlying Stock, when multiplied by its Weight Factor, corresponds to a share price based on a uniform par value of ¥50. The stock prices used in the calculation of the NKY are those reported by a primary market for the Nikkei Underlying Stocks (currently the TSE). The level of the NKY is calculated once per minute during TSE trading hours.

In order to maintain continuity in the NKY in the event of certain changes due to non-market factors affecting the Nikkei Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Divisor used in calculating the NKY is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the NKY. Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Nikkei Underlying Stock, the Divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new Divisor (i.e., the level of the NKY immediately after such change) will equal the level of the NKY immediately prior to the change.

A Nikkei Underlying Stock may be deleted or added by Nihon Keizai. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Nikkei Underlying Stocks: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the “Seiri-Post” because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. In addition, a component stock transferred to the “Kanri-Post” (Posts for stocks under supervision) is in principle a candidate for deletion. Nikkei Underlying Stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by Nihon Keizai. Upon deletion of a stock from the Nikkei Underlying Stocks, Nihon Keizai will select a replacement for such deleted Nikkei Underlying Stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by Nihon Keizai to be representative of a market may be added to the Nikkei Underlying Stocks. In such a case, an existing Underlying Stock with low trading volume and deemed not to be representative of a market will be deleted by Nihon Keizai.

A list of the issuers of the Nikkei Underlying Stocks constituting the NKY is available from the Nikkei Economic Electronic Databank System and from the Stock Market Indices Data Book published by Nihon Keizai.

License Agreement with Nihon Keizai

The Bear Stearns Companies Inc. has entered, or is exploring entering, into non-exclusive license agreement with Nihon Keizai, whereby The Bear Stearns Companies Inc. and our affiliates, in exchange for a fee, will be permitted to use the NKY in connection with the offer and sale of the Notes.

The copyright relating to the NKY and intellectual property rights as to “Nikkei” (including in combination with other words) and the NKY and any other rights will belong to Nihon Keizai.

Nihon Keizai will be entitled to change the details of the NKY and to suspend the announcement thereof.

All the businesses and implementation relating to the use of the NKY and related intellectual property rights will be conducted exclusively at the risk of the Company and Nihon Keizei assumes no obligation or responsibility therefor.

The Tokyo Stock Exchange

The TSE is one of the world’s largest securities exchanges in terms of market capitalization. Trading hours are currently from 9:00 a.m. to 11:00 a.m. and from 12:30 p.m. to 3:00 p.m., Tokyo time, Monday through Friday.

Due to the time zone difference, on any normal trading day the TSE will close prior to the opening of business in New York City on the same calendar day. Therefore, the closing level of the NKY on a trading day will generally be available in the United States by the opening of business on the same calendar day.

The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling. These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a “special bid quote” or a “special asked quote” for that stock at a specified higher or lower price level than the stock’s last sale price in order to solicit counter orders and balance supply and demand for the stock. The TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock. As a result, changes in the NKY may be limited by price limitations or special quotes, or by suspension of trading, on individual stocks that make up the NKY, and these limitations, in turn, may adversely affect the value of the Notes.

Historical Data on the NKY

The following table sets forth the month-end closing Component Levels of the NKY for each month in the period from January 1998 through May 2007. The NKY closing Component Levels listed below were obtained from the Bloomberg Financial Service, without independent verification by us. The historical values of the NKY should not be taken as an indication of future performance, and no assurance can be given that the level of the NKY will increase relative to its the Initial Component Level during the term of the Notes.

The closing Component Level of the NKY on June 26, 2007 was 18,066.11.

Month End Closing Component Levels: January 1998 - May 2007

	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007
January	16,628.47	14,499.25	19,539.70	13,843.55	9,997.80	8,339.94	10,783.61	11,387.59	16,649.82	17,383.42
February	16,831.67	14,367.54	19,959.52	12,883.54	10,587.83	8,363.04	11,041.92	11,740.60	16,205.43	17,604.12
March	16,527.17	15,836.59	20,337.32	12,999.70	11,024.94	7,972.71	11,715.39	11,668.95	17,059.66	17,287.65
April	15,641.26	16,701.53	17,973.70	13,934.32	11,492.54	7,831.42	11,761.79	11,008.90	16,906.23	17,400.41
May	15,670.78	16,111.65	16,332.45	13,262.14	11,763.70	8,424.51	11,236.37	11,276.59	15,467.33	17,875.75
June	15,830.27	17,529.74	17,411.05	12,969.05	10,621.84	9,083.11	11,858.87	11,584.01	15,505.18
July	16,378.97	17,861.86	15,727.49	11,860.77	9,877.94	9,563.21	11,325.78	11,899.60	15,456.81
August	14,107.89	17,436.56	16,861.26	10,713.51	9,619.30	10,343.55	11,081.79	12,413.60	16,140.76
September	13,406.39	17,605.46	15,747.26	9,774.68	9,383.29	10,219.05	10,823.57	13,574.30	16,127.58
October	13,564.51	17,942.08	14,539.60	10,366.34	8,640.48	10,559.59	10,771.42	13,606.50	16,399.39
November	14,883.70	18,558.23	14,648.51	10,697.44	9,215.56	10,100.57	10,899.25	14,872.15	16,274.33
December	13,842.17	18,934.34	13,785.69	10,542.62	8,578.95	10,676.64	11,488.76	16,111.43	17,225.83

The following graph illustrates the historical performance of the NKY based on the closing level on the last Component Business Day of each month from January 1998 to May 2007.

The FTSE/Xinhua China 25 Index (“XIN0I”)

The XIN0I is a stock index calculated, published and disseminated by FTSE/Xinhua Index Limited (“FXI”), a joint venture of FTSE International Limited (“FTSE”) and Xinhua Financial Network Limited (“Xinhua”), and is designed to represent the performance of the mainland Chinese market that is available to international investors. The XIN0I is quoted in Hong Kong dollars (“HKD”) and currently is based on the 25 largest and most liquid Chinese stocks (called “H” shares and “Red Chip” shares), listed and trading on the Stock Exchange of Hong Kong Ltd. (“HKSE”). “H” shares are securities of companies incorporated in the People’s Republic of China and nominated by the Chinese Government for listing and trading on the HKSE. “Red Chip” shares are securities of Hong Kong-incorporated companies, which are substantially owned directly or indirectly by the Chinese government and have the majority of their business interests in mainland China. Both “H” shares and “Red Chip” shares are quoted and traded in Hong Kong Dollars and are available only to international investors, who are not citizens of the People’s Republic of China.

Computation:

The XIN0I is reported by the Bloomberg Page <XIN0I> <Index> <Go>. Computation of the XIN0I is calculated using the free float index calculation methodology of the FTSE Group. The index is calculated using the following algorithm:

[Σ p (n) e (n) s (n) f (n) c (n)] /d

where p is the latest trade price of the component security n, e is the exchange rate required to convert the security’s home currency into the index’s base currency, s is the number of shares of the security in issue, f is the portion of free floating shares, adjusted in accordance with the policies of the FTSE/Xinhua Index Limited, c is the capping factor published by the FTSE/Xinhua Index Limited at the most recent quarterly review of the index, and d is the divisor, a figure that represents the total issued share capital of the index at the base date, which may be adjusted to allow for changes in the issued share capital of individual securities without distorting the index.

The XIN0I uses actual trade prices for securities with local stock exchange quotations and Reuters real-time spot currency rates for its calculations. Under this methodology, FTSE/Xinhua Index Limited excludes from free floating shares trade investments in a XIN0I constituent company by another XIN0I constituent company, significant long-term holdings by founders, directors and/or their families, employee share schemes (if restricted), government holdings, foreign ownership limits, and portfolio investments subject to lock-in clauses (for the duration of the clause). Free float restrictions are calculated using available published information. The initial weighting of a XIN0I constituent stock is applied in bands, as follows:

Free float less than or equal to 15%
Ineligible for inclusion in the XIN0I, unless free float is also greater than 5% and the full market capitalization is greater than US$2.5 billion (or local currency equivalent), in which case actual free float is used.

Free float greater than 15% but less than or equal to 20%	20%
Free float greater than 20% but less than or equal to 30%	30%
Free float greater than 30% but less than or equal to 40%	40%
Free float greater than 40% but less than or equal to 50%	50%
Free float greater than 50% but less than or equal to 75%	75%
Free float greater than 75%	100%

These bands are narrow at the lower end, to ensure that there is sufficient sensitivity in order to maintain accurate representation, and broader at the higher end, in order to ensure that the weightings of larger companies do not fluctuate absent a significant corporate event. Following the application of an initial free float restriction, a XIN0I constituent stock’s free float will only be changed if its actual free float is more than 5 percentage points above the minimum or 5 percentage points below the maximum of an adjacent band. This 5 percentage point threshold does not apply if the initial free float is less than 15%. Foreign ownership limits, if any, are applied after calculating the actual free float restriction, but before applying the bands shown above. If the foreign ownership limit is more restrictive than the free float restriction, the precise foreign ownership limit is applied. If the foreign ownership limit is less restrictive or equal to the free float restriction, the free float restriction is applied, subject to the bands shown above. The XIN0I is periodically reviewed for changes in free float. These reviews coincide with the quarterly reviews undertaken of the XIN0I. Implementation of any changes takes place after the close of the index calculation on the third Friday in January, April, July and October. A stock’s free float is also reviewed and adjusted if necessary following certain corporate events. If the corporate event includes a corporate action which affects the XIN0I, any change in free float is implemented at the same time as the corporate action. If there is no corporate action, the change in free float is applied as soon as practicable after the corporate event. Securities must be sufficiently liquid to be traded. The following criteria, among others, are used to ensure that illiquid securities are excluded: Price. FXI must be satisfied that an accurate and reliable price exists for the purposes of determining the market value of a company. FXI may exclude a security from the XIN0I if it considers that an “accurate and reliable” price is not available. The XIN0I uses the last trade prices from the relevant stock exchanges, when available.

Liquidity.

Securities in the XIN0I will be reviewed annually for liquidity. Securities which do not turn over at least 2% of their shares in issue, after the application of any free float restrictions, per month for ten of the twelve months prior to the quarterly review by FXI will not be eligible for inclusion in the XIN0I. An existing constituent failing to trade at least 2.0% of its shares in issue, after the application of any free float restrictions, per month for more than four of the twelve months prior to the quarterly review will be removed after close of the index calculation on the next trading day following the third Friday in January, April, July and October. Any period when a share is suspended will be excluded from the calculation.

New Issues.

New issues must have a minimum trading record of at least 20 trading days prior to the date of the review and turnover of a minimum of 2% of their shares in issue, after the application of any free float restrictions, per month each month, except in certain circumstances.

The XIN0I, like other indices of FXI, is governed by an independent advisory committee that ensures that the index is operated in accordance with its published ground rules, and that the rules remain relevant to the XIN0I.

License Agreement with FTSE/Xinhua Index Limited

The Bear Stearns Companies Inc. has entered, or is exploring entering, into a non-exclusive license agreement with FTSE/Xinhua Index Limited, whereby The Bear Stearns Companies Inc. and its affiliates and subsidiary companies, in exchange for a fee, will be permitted to use the XIN0I, which is owned and published by FTSE/Xinhua Index Limited, in connection with certain products, including the Notes.

The Notes are not sponsored, endorsed, sold or promoted by the FTSE/Xinhua Index Limited (including its affiliates). FTSE/Xinhua Index Limited has not passed on the legality or appropriateness of, or the accuracy or adequacy of descriptions and disclosures relating to the Notes. FTSE/Xinhua Index Limited makes no representation or warranty, express or implied to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the XIN0I to track general stock market performance. FTSE/Xinhua Index Limited has no relationship to The Bear Stearns Companies, Inc. other than the licensing of the XIN0I and the related trademarks for use in connection with the Notes, which index is determined, composed and calculated by FTSE/Xinhua Index Limited without regard to The Bear Stearns Companies, Inc. or the Notes. FTSE/Xinhua Index Limited has no obligation to take the needs of The Bear Stearns Companies, Inc. or the owners of the Notes into consideration in determining, composing or calculating the XIN0I. FTSE/Xinhua Index Limited is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. FTSE/Xinhua Index Limited has no liability in connection with the administration, marketing or trading of the Notes.

FTSE/Xinhua Index Limited is under no obligation to continue the calculation and dissemination of the XIN0I and the method by which the XIN0I is calculated and the name “FTSE/Xinhua China 25 Index” may be changed at the discretion of FTSE/Xinhua Index Limited. No inference should be drawn from the information contained in this pricing supplement that FTSE/Xinhua Index Limited makes any representation or warranty, implied or express, to you or any member of the public regarding the advisability of investing in securities generally or in the Notes in particular or the ability of the XIN0I to track general stock market performance. FTSE/Xinhua Index Limited has no obligation to take into account your interest, or that of anyone else having an interest in determining, composing or calculating the XIN0I. FTSE/Xinhua Index Limited is not responsible for, and has not participated in the determination of the timing of, prices for or quantities of, the Notes or in the determination or calculation of the equation by which the Notes are to be settled in cash. FTSE/Xinhua Index Limited has no obligation or liability in connection with the administration, marketing or trading of the Notes. The use of and reference to the XIN0I in connection with the Notes have been consented to by FTSE/Xinhua Index Limited.

FTSE/Xinhua Index Limited disclaims all responsibility for any inaccuracies in the data on which the XIN0I is based, or any mistakes or errors or omissions in the calculation or dissemination of the XIN0I.

Historical Performance of the XIN0I

The following table sets forth the month-end closing Component Levels of the XIN0I for each month in the period from March 2001 through May 2007. The XIN0I closing Component Levels listed below were obtained from the Bloomberg Financial Service, without independent verification by us. The historical values of the XIN0I should not be taken as an indication of future performance, and no assurance can be given that the level of the XIN0I will increase relative to its the Initial Component Level during the term of the Notes.

The closing Component Level of the XIN0I on June 26, 2007 was 18,971.86.

Month End Closing Index Levels: March 2001 - May 2007

	2001	2002	2003	2004	2005	2006	2007
January	-	4,556.58	4,601.71	8,260.51	8,155.44	10,490.11	15,586.50
February	-	4,660.83	4,554.19	8,795.51	8,767.79	10,914.41	15,110.18
March	4,877.51	4,822.18	4,437.62	8,207.84	8,254.83	11,069.71	15,634.92
April	5,470.38	4,922.55	4,403.46	7,029.97	8,226.15	11,625.95	16,095.23
May	5,962.93	5,027.92	4,860.58	7,450.70	8,105.44	10,937.19	16,849.14
June	5,916.72	4,934.55	5,169.87	7,414.40	8,496.46	11,314.83	-
July	5,273.92	4,723.40	5,672.64	7,442.02	9,117.31	11,590.71	-
August	4,507.20	4,602.79	6,124.15	7,481.39	9,072.70	11,783.91	-
September	4,205.25	4,329.55	6,089.77	7,916.39	9,404.92	12,012.99	-
October	4,487.68	4,284.63	7,177.30	7,727.28	8,391.56	12,551.81	-
November	4,634.62	4,408.58	7,282.98	8,409.06	8,927.68	13,977.39	-
December	4,596.84	4,317.23	8,324.97	8,294.66	9,203.65	16,603.60	-

The following graph illustrates the historical performance of the XIN0I based on the closing level on the last Component Business Day of each month from March 2001 to May 2007.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

You should carefully consider, among other things, the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion (in conjunction with the discussion in the prospectus supplement) summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of Notes.

The Issuer intends to treat the Notes as having original issue discount subject to taxation as described under the heading “Certain U.S. Federal Income Tax Considerations— U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes -Contingent Payment Debt Instruments” in the prospectus supplement. Pursuant to the terms of the Notes, you agree to treat the Notes consistent with this treatment for all U.S. federal income tax purposes.

CERTAIN ERISA CONSIDERATIONS

Section 4975 of the Code prohibits the borrowing of money, the sale of property and certain other transactions involving the assets of plans that are qualified under the Code ("Qualified Plans") or individual retirement accounts ("IRAs") and persons who have certain specified relationships to them. Section 406 of ERISA prohibits similar transactions involving employee benefit plans that are subject to ERISA ("ERISA Plans"). Qualified Plans, IRAs and ERISA Plans are referred to as "Plans."

Persons who have such specified relationships are referred to as "parties in interest" under ERISA and as "disqualified persons" under the Code. "Parties in interest" and "disqualified persons" encompass a wide range of persons, including any fiduciary (for example, an investment manager, trustee or custodian) of a Plan, any person providing services (for example, a broker) to a Plan, the Plan sponsor, an employee organization any of whose members are covered by the Plan, and certain persons related to or affiliated with any of the foregoing.

The purchase and/or holding of Notes by a Plan with respect to which we, Bear Stearns and/or certain of our affiliates is a fiduciary and/or a service provider (or otherwise is a "party in interest" or "disqualified person") would constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless such the Notes are acquired or held pursuant to and in accordance with an applicable statutory or administrative exemption. Each of us, Bear Stearns and Bear Stearns Securities Corp. is considered a "disqualified person" under the Code or a "party in interest" under ERISA with respect to many Plans, although neither we nor Bear Stearns can be a "party in interest" to any IRA other than certain employer-sponsored IRAs, as only employer-sponsored IRAs are covered by ERISA.

Applicable administrative exemptions may include certain prohibited transaction class exemptions (for example, Prohibited Transaction Class Exemption ("PTCE") 84-14 relating to qualified professional asset managers, PTCE 96-23 relating to certain in-house asset managers, PTCE 91-38 relating to bank collective investment funds, PTCE 90-1 relating to insurance company separate accounts and PTCE 95-60 relating to insurance company general accounts).

It should also be noted that the Pension Protection Act of 2006 contains a statutory exemption from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code for transactions involving certain parties in interest or disqualified persons who are such merely because they are a service provider to a Plan, or because they are related to a service provider. Generally, the exemption would be applicable if the party to the transaction with the Plan is a party in interest or a disqualified person to the Plan but is not (i) an employer, (ii) a fiduciary who has or exercises any discretionary authority or control with respect to the investment of the Plan assets involved in the transaction, (iii) a fiduciary who renders investment advice (within the meaning of ERISA and Section 4975 of the Code) with respect to those assets, or (iv) an affiliate of (i), (ii) or (iii). Any Plan fiduciary relying on this statutory exemption (Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code) and purchasing Notes on behalf of a Plan will be deemed to represent that (x) the fiduciary has made a good faith determination that the Plan is paying no more than, and is receiving no less than, adequate consideration in connection with the transaction and (y) neither we, Bear Stearns, nor any of our affiliates directly or indirectly exercises any discretionary authority or control or renders investment advice (as defined above) with respect to the assets of the Plan which such fiduciary is using to purchase the Notes, both of which are necessary preconditions to utilizing this exemption. Any purchaser that is a Plan is encouraged to consult with counsel regarding the application of the exemption.

A fiduciary who causes a Plan to engage, directly or indirectly, in a non-exempt prohibited transaction may be subject to a penalty under ERISA, and may be liable for any losses to the Plan resulting from such transaction. Code Section 4975 generally imposes an excise tax on disqualified persons who engage, directly or indirectly, in non-exempt transactions with the assets of Plans subject to such Section. If an IRA engages in a prohibited transaction, the assets of the IRA are deemed to have been distributed to the IRA beneficiaries.

In accordance with ERISA’s general fiduciary requirements, a fiduciary with respect to any ERISA Plan who is considering the purchase of Notes on behalf of such plan should consider the foregoing information and the information set forth in the applicable prospectus supplement and any applicable pricing supplement, and should determine whether such purchase is permitted under the governing plan document and is prudent and appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio. Fiduciaries of Plans established with, or for which services are provided by, us, Bear Stearns, and/or certain of our affiliates should consult with counsel before making any acquisition. Each purchaser of any Notes, the assets of which constitute the assets of one or more Plans, and each fiduciary that directs such purchaser with respect to the purchase or holding of such Notes, will be deemed to represent that the purchase, holding and disposition of the Notes does not and will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

Certain employee benefit plans, such as governmental plans (as defined in Section 3(32) of ERISA) and, if no election has been made under Section 410(d) of the Code, church plans (as defined in Section 3(33) of ERISA), are not subject to Section 406 of ERISA or Section 4975 of the Code. However, such plans may be subject to the provisions of applicable federal, state or local law ("Similar Law") similar to the foregoing provisions of ERISA or the Code. Fiduciaries of such plans ("Similar Law Plans") should consider applicable Similar Law when investing in the Notes. Each fiduciary of a Similar Law Plan will be deemed to represent that the Similar Law Plan’s (direct or indirect) acquisition and holding of the Notes will not result in a non-exempt violation of applicable Similar Law.

The sale of any Note to a Plan or a Similar Law Plan is in no respect a representation by us or any of our affiliates that such an investment meets all relevant legal requirements with respect to investments by Plans or Similar Law Plans generally or any particular Plan or Similar Law Plan, or that such an investment is appropriate for a Plan or a Similar Law Plan generally or any particular Plan or Similar Law Plan.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds from the sale of the Notes for general corporate purposes. We or one or more of our subsidiaries (including BSIL) may hedge our obligations under the Notes by the purchase and sale of the stocks underlying the Components, exchange-traded and over-the-counter options on, or other derivative or synthetic instruments related to, the Components, individual futures contracts on the Components and on stocks underlying the Components, futures contracts on the Components and/or options on these futures contracts. At various times after the initial offering and before the maturity of the Notes, depending on market conditions (including the levels of the Components), in connection with hedging with respect to the Notes, we expect that we and/or one or more of our subsidiaries will increase or decrease those initial hedging positions using dynamic hedging techniques and may take long or short positions in any of these instruments. We or one or more of our subsidiaries may also take positions in other types of appropriate financial instruments that may become available in the future. If we or one or more of our subsidiaries has a long hedge position in any of these instruments then we or one or more of our subsidiaries may liquidate a portion of these instruments at or about the time of the maturity of the Notes. Depending on, among other things, future market conditions, the total amount and the composition of such positions are likely to vary over time. We will not be able to ascertain our profits or losses from any hedging position until such position is closed out and any offsetting position or positions are taken into account. Although we have no reason to believe that such hedging activity will have a material effect on the price of any of these instruments or on the levels of the Components, we cannot guarantee that we and one or more of our subsidiaries will not affect such levels as a result of its hedging activities. You should also refer to “Use of Proceeds” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION

Subject to the terms and conditions set forth in the Distribution Agreement dated as of August 16, 2006, as amended, we have agreed to sell to Bear Stearns & Co. Inc. as principal, and Bear, Stearns & Co. Inc. has agreed to purchase from us, the aggregate principal amount of Notes set forth opposite its name below.

Agent	Principal Amount of Notes
Bear, Stearns & Co. Inc.	$[●]
Total	$[●]

The Agent intends to initially offer $[●] of the Notes to the public at the offering price set forth on the cover page of this pricing supplement, and to subsequently resell the remaining face amount of the Notes at prices related to the prevailing market prices at the time of resale.

In order to facilitate the offering of the Notes, we may grant the Agent a 30-day option from the date of the final pricing supplement, to purchase from us up to an additional $[●] at the public offering price to cover any over-allotments. The Agent may over-allot or effect transactions which stabilize or maintain the market price of the Notes at a level higher than that which might otherwise prevail in the open market. Specifically, the Agent may over-allot or otherwise create a short position in the Notes for its own account by selling more Notes than have been sold to it by us. If this option is exercised, in whole or in part, subject to certain conditions, the Agent will become obligated to purchase from us and we will be obligated to sell to the Agent an amount of Notes equal to the amount of the over-allotment exercised. The Agent may elect to cover any such short position by purchasing Notes in the open market. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such stabilizing, if commenced, may be discontinued at any time and in any event shall be discontinued within a limited period. No other party may engage in stabilization.

Payment of the purchase price shall be made in funds that are immediately available in New York City.

The agents may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 as amended (the “Securities Act”). We have agreed to indemnify the agents against or to make contributions relating to certain civil liabilities, including liabilities under the Securities Act. We have agreed to reimburse the agents for certain expenses.

The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange and we do not expect a trading market will develop. Bear, Stearns & Co. Inc. has advised us that, following completion of the offering of the Notes, it intends under ordinary market conditions to indicate prices for the Notes on request, although it is under no obligation to do so and may discontinue any market-making activities at any time without notice. Accordingly, no guarantees can be given as to whether an active trading market for the Notes will develop or, if such a trading market develops, as to the liquidity of such trading market. We cannot guarantee that bids for outstanding Notes will be made in the future; nor can we predict the price at which any such bids will be made. The Notes will cease trading as of the close of business on the Maturity Date.

Because Bear, Stearns & Co. Inc. is our wholly-owned subsidiary, each distribution of the Notes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.

LEGAL MATTERS

The validity of the Notes will be passed upon for us by Cadwalader, Wickersham & Taft LLP, New York, New York

		The Bear Stearns Companies Inc. $[●] Medium-Term Notes, Series B Linked to an Equity Index Portfolio Due January [●], 2011 PRICING SUPPLEMENT Bear, Stearns & Co. Inc. July [●], 2007
You should only rely on the information contained in this pricing supplement and the accompanying prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement and the accompanying prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities, or a solicitation of an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted. You should not under any circumstances assume that the information in this pricing supplement and the accompanying prospectus supplement and prospectus is correct on any date after their respective dates.

________________
TABLE OF CONTENTS
Pricing Supplement
	Page
Summary	PS-2
Key Terms	PS-4
Questions and Answers	PS-7
Risk Factors	PS-12
Description of the Notes	PS-20
Description of the Components	PS-28
Certain U.S. Federal Income Tax Considerations	PS-42
Certain ERISA Considerations	PS-42
Use of Proceeds and Hedging	PS-43
Supplemental Plan of Distribution	PS-44
Legal Matters	PS-44
Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-8
Description of Notes	S-8
Certain US Federal Income Tax Considerations	S-32
Supplemental Plan of Distribution	S-46
Listing	S-47
Validity of the Notes	S-47
Glossary	S-47
Prospectus
Where You Can Find More Information	1
The Bear Stearns Companies Inc.	2
Use of Proceeds	4
Description of Debt Securities	4
Description of Warrants	16
Description of Preferred Stock	21
Description of Depositary Shares	25
Description of Depository Contracts	28
Description of Units	31
Book-Entry Procedures and Settlement	33
Limitations on Issuance of Bearer Debt Securities and Bearer Warrants	43
Plan of Distribution	44
ERISA Considerations	48
Legal Matters	49
Experts	49